CHICAGO MERCANTILE EXCHANGE INC.
CREDIT AGREEMENT
DATED AS OF DECEMBER 9, 2009
AMONG
CHICAGO MERCANTILE EXCHANGE INC.,
EACH OF THE BANKS FROM TIME TO TIME PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT AND
AS COLLATERAL AGENT,
BANK OF MONTREAL,
AS SYNDICATION AGENT,

BANK OF AMERICA, N.A.,
CITIBANK, N.A.,
INTESA SANPAOLO SPA
AND
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
AS CO-DOCUMENTATION AGENTS

__________________
J.P. MORGAN SECURITIES INC.
AND
BMO CAPITAL MARKETS,
AS JOINT LEAD ARRANGERS
Table of Contents

Page

ARTICLE I
DEFINITIONS

Section 1.1 Section 1.2	Definitions Other Definitional Provisions

ARTICLE II
THE CREDIT

Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9 Section 2.10 Section 2.11 Section 2.12 Section 2.13 Section 2.14	Revolving Credit Loans
Ratable Loans
Repayment of Advances
Reborrowing of Advances
Optional Principal Payments
Mandatory Principal Payments
Adjustments of Commitments
Fees
Collateral
Additional Credit Facility
Defaulting Banks
Removal or Replacement of a Bank
Redesignation of Settlement Loans
Participations in Swingline Loans

ARTICLE III
FUNDING THE CREDITS

Section 3.1 Section 3.2 Section 3.3 Section 3.4 Section 3.5 Section 3.6	Method of Borrowing Minimum Amount of Each Advance Interest Method of Payment Notes; Telephonic Notices Interest Payment Dates; Interest Basis

ARTICLE IV
ADMINISTRATIVE AGENT

Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5	Notice to and Payment by the Banks Payment by Banks to the Administrative Agent Distribution of Payments Rescission of Payments by the Company Powers Granted to the Administrative Agent

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 Section 5.2	Conditions Precedent Each Advance

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6 Section 6.7 Section 6.8 Section 6.9 Section 6.10 Section 6.11 Section 6.12 Section 6.13	Corporate Existence and Standing
Authorization and Validity
Compliance with Laws and Contracts
Financial Statements
Material Adverse Change
Subsidiaries
Accuracy of Information
Margin Regulations
Taxes
Litigation
ERISA
Investment Company Status
Registration

ARTICLE VII
COVENANTS

Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5 Section 7.6 Section 7.7 Section 7.8 Section 7.9 Section 7.10 Section 7.11 Section 7.12 Section 7.13	Financial Reporting
Use of Proceeds
Notice of Default
Conduct of Business
Compliance with Laws
Books and Records; Inspection Rights
Consolidated Tangible Net Worth
Liens
Additional Clearing Members
Rule Changes
Taxes
Insurance
Fundamental Changes

ARTICLE VIII
DEFAULTS

Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5 Section 8.6 Section 8.7 Section 8.8 Section 8.9 Section 8.10 Section 8.11	Representations and Warranties
Payment Defaults
Certain Covenant Defaults
Other Covenant Defaults
Other Indebtedness
Bankruptcy, etc
Involuntary Bankruptcy, etc
[Reserved].
Judgments
Security Interest; Validity
CFTC Designation

ARTICLE IX
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.1 Section 9.2 Section 9.3	Acceleration Amendments Preservation of Rights

ARTICLE X
THE AGENTS

Section 10.1 Section 10.2 Section 10.3 Section 10.4 Section 10.5 Section 10.6 Section 10.7 Section 10.8	Declaration and Acceptance of Appointment; No Fiduciary Duties
Reliance by Each Agent
Reimbursement and Indemnification
Each Agent in its Individual Capacity
Resignation or Termination of Agent; Sub-Agents
Non-Reliance Representation
Exculpation
Collateral Valuation

ARTICLE XI
GENERAL PROVISIONS SECTION

Section 11.1 Section 11.2 Section 11.3 Section 11.4 Section 11.5 Section 11.6 Section 11.7 Section 11.8 Section 11.9 Section 11.10 Section 11.11 Section 11.12 Section 11.13 Section 11.14	Successors and Assigns; Participating Interests
Survival
[Reserved]
Taxes
Choice of Law; Jurisdiction
Headings
Entire Agreement
Several Obligations
Expenses; Indemnification; Increased Costs; Damage Waiver
Accounting
Severability of Provisions
Confidentiality
WAIVER OF TRIAL BY JURY
USA Patriot Act Notification

ARTICLE XII
SETOFF; RATABLE PAYMENTS

Section 12.1 Setoff; Ratable Payments

ARTICLE XIII
NOTICES

Section 13.1 Section 13.2	Giving Notice Change of Address

ARTICLE XIV
COUNTERPARTS

ARTICLE XV
SUBORDINATION

ANNEX I – ELIGIBLE ASSETS

EXHIBIT A – NOTE
EXHIBIT B – OFFICER’S CERTIFICATE
EXHIBIT C – OPINION OF COMPANY COUNSEL
EXHIBIT D – CERTIFICATE OF COMPANY ACCOUNTANTS
EXHIBIT E – DEFAULT/UNMATURED DEFAULT CERTIFICATE
EXHIBIT F – INCUMBENCY CERTIFICATE
EXHIBIT G – SECURITY AND PLEDGE AGREEMENT
EXHIBIT H – RULES
EXHIBIT I – FORM OF ADVANCE REQUEST
EXHIBIT J – FORM OF COLLATERAL NOTICE
EXHIBIT K – FORM OF NOTICE OF REDESIGNATION

SCHEDULE I – SUBSIDIARIES

SCHEDULE II – LITIGATIONCHICAGO MERCANTILE EXCHANGE INC.
CREDIT AGREEMENT

This Credit Agreement, dated as of December 9, 2009, is among Chicago Mercantile Exchange Inc., a Delaware corporation (together with its successors and assigns, “CME” or the “Company”) and a wholly owned subsidiary of CME Group Inc. (together with its successors and assigns, “Holdings”), the Banks, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent.

In consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

The parties hereto agree as follows:
Section 1.1	Definitions. As used in this Agreement:

“2.7.2 Effective Date” has the meaning set forth in Section 2.7.2.

“2.7.2 Notice” has the meaning set forth in Section 2.7.2.

“Accelerated Termination Date” means the effective date of any termination of a Bank’s Commitment pursuant to Section 2.12.

“Accelerated Termination Notice” has the meaning set forth in Section 2.7.2.

“Additional Agent” has the meaning set forth in Section 4.5(a).

“Additional Amount” has the meaning set forth in Section 11.4(a).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks pursuant to Article X or any successor administrative agent hereunder, together with their respective successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Revolving Loans made to the Company by the Banks, or of the several Swingline Loans made to the Company by the applicable Swingline Banks, in either case of the same type (either Clearing Fund Pool Loans or Company Pool Loans), at the same time and having the same Loan Maturity Date.

“Advance Rate” means, with respect to any Eligible Asset, the percentage specified on Annex I hereto applicable to such Eligible Asset based on its asset type and, for some asset types, time to maturity.

“Advance Request” has the meaning set forth in Section 3.1.

“Advance Request Confirmation” has the meaning set forth in Section 3.1.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent or the Collateral Agent, as the context may require, and

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all the Banks hereunder as the same may be increased or reduced from time to time pursuant to the terms of this Agreement. The Aggregate Commitment as of the Closing Date shall be $1,000,000,000.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Accounting Principles” means generally accepted principles of accounting in effect at the time of the preparation of the financial statements referred to in Section 6.4, applied in a manner consistent with that used in preparing such statements.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignees” has the meaning set forth in Section 11.1(c).

“Assignment Agreement” has the meaning set forth in Section 11.1(c).

“Audit” has the meaning set forth in Section 7.6.

“Banks” means the banks and other financial institutions listed on the signature pages of this Agreement and their respective successors and assigns and any other Person that becomes a party hereto as a Bank in accordance with Section 9.2(b) or 11.1(c).

“Bank Notice” has the meaning set for in Section 3.1(b).

“BONY Securities Account” means “BONY Securities Account” under and as defined in the Security and Pledge Agreement.

“BONY Securities Account Control Agreement” means “BONY Securities Account Control Agreement” under and as defined in the Security and Pledge Agreement.

“BONY Securities Intermediary” means “BONY Securities Intermediary” under and as defined in the Security and Pledge Agreement.

“Borrowing Base” means (a) with respect to the Clearing Fund Collateral Pool or the Clearing Fund Pool Loans, the Clearing Fund Borrowing Base and (b) with respect to the Company Collateral Pool or the Company Pool Loans, the Company Borrowing Base.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close.

“CBOT” means The Chicago Board of Trade, together with its successors and assigns.

“CBOT Rules” means the rules of the CBOT, as amended and in effect from time to time and includes any interpretations thereof.

“Clearing Fund Borrowing Base” means, at any time, an amount equal to the aggregate Discounted Value of all Collateral included in the Clearing Fund Collateral Pool at such time, free and clear of any Lien other than those granted under the Loan Documents or as permitted by Section 7.8.

“Clearing Fund Collateral Pool” means the “Clearing Fund Collateral Pool” under and as defined in the Security and Pledge Agreement.

“Clearing Fund Pool Loan” means each Settlement Loan, other than any Settlement Loan that, by virtue of its initial designation in the applicable Advance Request or by virtue of any redesignation pursuant to Section 2.13, is then designated as a Company Pool Loan.

“Clearing House” means the department or departments of the Company that reconcile, settle, adjust and clear contracts on the exchange of the Company, CBOT, NYMEX or any other exchange in respect of which the Company has equivalent authority, as the case may be, subject to the Rules.

“Clearing Member” means a firm qualified to clear trades through the Clearing House.

“Clearing Member Security” means “Clearing Member Security” under and as defined in the Security and Pledge Agreement.

“Closing Date” has the meaning set forth in Section 5.1.

“CME” has the meaning set forth in the preamble hereto.

“CME Rules” means the rules of the Company, as amended and in effect from time to time and includes any interpretations thereof.

“Collateral” means “Collateral” under and as defined in the Security and Pledge Agreement.

“Collateral Accounts” has the meaning set forth in the Security and Pledge Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Banks pursuant to Article X or any successor collateral agent hereunder, together with their respective successors and assigns.

“Collateral Documents” means the Security and Pledge Agreement and all other agreements and documents entered into by the Company in favor of the Collateral Agent for the benefit of the Banks for the purpose of effecting the Security and Pledge Agreement (including, without limitation, each Control Agreement), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Notice” has the meaning set forth in Section 3.1(a).

“Collateral Pool” means (a) with respect to Clearing Fund Pool Loans or the Clearing Fund Borrowing Base, the Clearing Fund Collateral Pool and (b) with respect to the Company Pool Loans or the Company Borrowing Base, the Company Collateral Pool.

“Commitment” means, for each Bank, the obligation of such Bank to make Revolving Loans to the Company in an aggregate principal amount at any one time outstanding not exceeding the amount set forth opposite its signature below, or as set forth in an Assignment Agreement in the case of any Bank that becomes a party hereto pursuant to Section 11.1(c), or as agreed to between the Company and the applicable Bank, in the case of any Bank that becomes a party hereto pursuant to Section 9.2(b), in each case, as such amount may be modified from time to time as provided herein, including, without limitation, pursuant to Section 2.10 hereof.

“Company” has the meaning set forth in the preamble hereto.

“Company Borrowing Base” means, at any time, an amount equal to the aggregate Discounted Value of all Collateral included in the Company Collateral Pool at such time, free and clear of any Lien other than those granted under the Loan Documents or as permitted by Section 7.8.

“Company Collateral Pool” means “Company Collateral Pool” under and as defined in the Security and Pledge Agreement.

“Company Pool Loan” means each GFX Loan, and any Settlement Loan that, by virtue of its initial designation in the applicable Advance Request or by virtue of any redesignation pursuant to Section 2.13, is then designated as a Company Pool Loan.

“Company Security” means “Company Security” under and as defined in the Security and Pledge Agreement.

“Concentration Limit” has the meaning set forth in Annex I.

“Consolidated Tangible Net Worth” means at any date the consolidated shareholders’ equity of the Company and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated shareholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to September 30, 2009 in the book value of any asset owned by the Company or a consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means “Control Agreement” under and as defined in the Security and Pledge Agreement.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code.

“Covering Swingline Loan” has the meaning set forth in Section 3.1(a).

“Daylight Overdraft” means an intraday settlement obligation of the Company to a Clearing Member incurred in the ordinary course of business in accordance with the Rules. Any such obligation not settled by the close of business on the date incurred shall then cease to be a Daylight Overdraft.

“Default” means an event described in Article VIII.

“Defaulted Clearing Member” means, as of any time of determination, a Clearing Member that is then in default of its obligations to the Company, CBOT, NYMEX or any other exchange which is qualified to clear trades through the Clearing House, under and pursuant to the Rules.

“Defaulting Bank” means any Bank, as determined by the Administrative Agent, that has (a) committed a Funding Default (which Funding Default shall be continuing), (b) notified the Company, the Administrative Agent or any Bank in writing (including, without limitation, by electronic notification) that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans or to acquire a participating interest in a Swingline Loan in accordance with Section 2.14, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) becomes, or its controlling parent becomes, the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Discounted Value” means, at any time with respect to any Eligible Asset included in the Collateral, the discounted Market Value of such asset determined by multiplying the Market Value of such asset at the time by the Advance Rate applicable to such Eligible Asset.

“Eligible Asset” means any asset which is of a type and, where applicable, has a maturity as listed on Annex I hereto, subject, in each case, to the Concentration Limit and Minimum Credit Rating (as applicable).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess Availability” means, as of any date, (a) in the case of an Advance consisting of Clearing Fund Pool Loans, the lesser of (i) the excess, if any, of the Aggregate Commitment minus the aggregate principal of all outstanding Loans disbursed to the Company and (ii) the excess, if any, of the Clearing Fund Borrowing Base minus the aggregate principal of all outstanding Clearing Fund Pool Loans disbursed to the Company and (b) in the case of an Advance consisting of Company Pool Loans, the lesser of (i) the excess, if any, of the Aggregate Commitment minus the aggregate principal of all outstanding Loans disbursed to the Company and (ii) the excess, if any, of the Company Borrowing Base minus the aggregate principal of all outstanding Company Pool Loans disbursed to the Company.

“Excluded Taxes” means, with respect to any and all payments to any Agent, any Bank or any recipient of any payment to be made by or on account of any obligation of the Company under the Loan Documents, net income taxes, branch profits taxes, franchise and excise taxes (to the extent imposed in lieu of net income taxes), and all interest, penalties and liabilities with respect thereto, imposed on any Agent or any Bank.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by interbank Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three interbank Federal funds brokers of recognized standing selected by it.

“Federal Funds Rate” means, for any day, a rate per annum equal to the greater of (a) the rate of interest per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers at the approximate time of the relevant Advance (for the first day of such Advance and until the next Business Day) or 12:00 noon (New York City time) (for each subsequent Business Day until the next Business Day), selected by the Administrative Agent, for dollar deposits in immediately available funds in an amount comparable to the portion of such Advance made available by JPMorgan Chase Bank, N.A. and (b) one-month LIBOR (as appearing for such first or subsequent Business Day on Reuters Screen LIBOR01 at 11:00 a.m., London time).

“Foreign Bank” has the meaning set forth in Section 11.4(f).

“Funding Default” means the failure of any Bank to fund any portion of its Revolving Loans as of the time required to be funded by it in accordance with Section 4.1 or the failure of any Bank to acquire a participating interest in any Swingline Loan in accordance with Section 2.14, regardless of the reason for any such failure; provided that, in the event that any such Bank shall have failed to fund any portion of its Revolving Loans during the time period required by Section 4.1 and the Administrative Agent shall have determined that such Bank used commercially reasonable best efforts to fund within such time period despite such failure, such Bank shall not be deemed to be a Defaulting Bank until such failure to fund has continued for one Business Day; provided, further, that such Bank’s pro rata portion of the requested Advance shall have been funded, in the interim, by one or more other Banks.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GFX” means that Wholly-Owned Subsidiary of the Company known as the GFX Corporation.

“GFX Guaranty” means a Guaranty by the Company issued to a counterparty of GFX related to over-the-counter foreign exchange transactions entered into by GFX, or a Guaranty by the Company issued to a banking institution that has provided performance bond collateral, or met performance bond or variation margin obligations on behalf of GFX, related to transactions in futures.

“GFX Loan” has the meaning set forth in Section 7.2.

“Grantor” means “Grantor” under and as defined in the Security and Pledge Agreement.

“Guaranty” of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit; provided that the term “Guaranty” shall not include endorsements for collection on deposit in the ordinary course of business.

“Holdings” has the meaning set forth in the preamble hereto.

“Increased Cost Notice” has the meaning set forth in Section 11.9(b).

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money (other than a Daylight Overdraft), (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property (other than futures and options contracts held in a cross-margin account at the Company) now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) obligations for which such Person is obligated pursuant to a Guaranty (other than the guarantee provided by the Clearing House to Clearing Members in the ordinary course of business for their obligations to one another, or the GFX Guaranties) and (vii) reimbursement obligations with respect to letters of credit; provided, however, that “Indebtedness” shall not include (a) obligations of the Company to a Cross-Margining Clearing Organization (as such term is defined in the Rules) arising out of the liquidation of one or more pairs of cross-margin accounts held at the Clearing House and at such Cross-Margining Clearing Organization and (b) obligations of the Company to a pledgee arising out of the liquidation of one or more pairs of cross-margin pledge accounts held at the Clearing House and at a Cross-Margining Clearing Organization.

“Indemnified Amounts” has the meaning set forth in Section 11.9(a).

“Indemnified Party” has the meaning set forth in Section 11.9(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“JPMorgan Securities Account Control Agreement” means “JPMorgan Securities Account Control Agreement” under and as defined in the Security and Pledge Agreement.

“JPMorgan Securities Intermediary” means “JPMorgan Securities Intermediary” under and as defined in the Security and Pledge Agreement.

“Lien” means, with respect to an asset, any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor’s interest under a capitalized lease or analogous instrument, in, of or on such asset.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, the Notes and the Collateral Documents.

“Loan Maturity Date” has the meaning set forth in Section 2.3(a).

“Market Value” means, as to any Eligible Asset at any time of determination, the value determined by the Collateral Agent or the Company, as the case may be, in its usual and customary manner by using the then most current pricing information with respect to such Eligible Asset reasonably available to such Person from one or more pricing services selected by such Person in its sole discretion. Notwithstanding the foregoing, in the event of a discrepancy between the Collateral Agent’s and the Company’s determination of Market Value, the Collateral Agent’s determination shall control.

“Material Adverse Effect” means a material adverse effect on the Company’s financial position or the Company’s ability to perform its obligations in the ordinary course of business as they become due.

“Member Attorney-in-Fact” means the Company in its capacity as attorney-in-fact for the Clearing Members pursuant to the power of attorney authorized in CME Rule 817, CBOT Rule 817, NYMEX Rule 817 or any other similar Rule, as applicable.

“Minimum Credit Rating” has the meaning set forth in Annex I.

“Money Fund Shares” has the meaning set forth in the Security and Pledge Agreement.

“Money Fund Control Agreement” has the meaning set forth in the Security and Pledge Agreement.

“Money Gridlock Situation” means (1) a disruption in the clearing and settlement operations of the Clearing House due to temporary problems or delays in obtaining or making settlement payments due to delays, overuse or other similar problems with the Fed Wire or similar money transfer systems or (2) the failure of a Cross-Margining Clearing Organization to approve one or more withdrawals by the Clearing House from a cross-margining bank account held either by the Company and such Cross-Margining Clearing Organization jointly, or by a Clearing Member cross-margining its positions at the Clearing House with its own or an Affiliate’s positions at such Cross-Margining Clearing Organization.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“New Lending Office” has the meaning set forth in Section 11.4(f).

“Non Consenting Bank” has the meaning set forth in Section 2.12.

“Non-Terminating Bank” has the meaning set forth in Section 2.7.2.

“Note” has the meaning set forth in Section 3.5.

“Notice of Exclusive Control” means “Notice of Exclusive Control” under and as defined in the Security and Pledge Agreement.

“Notice of Redesignation” has the meaning set forth in Section 2.13.

“NYMEX” means New York Mercantile Exchange, Inc., a Delaware corporation, together with its successors and assigns.

“NYMEX Rules” means the rules of NYMEX, as amended and in effect from time to time and includes any interpretations thereof.

“Obligations” means all unpaid principal of, and accrued and unpaid interest on, the Loans (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for such interest is allowed in such proceeding), all accrued and unpaid commitment fees and all other obligations of the Company to any Agent or any Bank arising under the Loan Documents whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.

“OFAC” has the meaning set forth in Section 11.1(g).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participants” has the meaning set forth in Section 11.1(b).

“Participant Register” has the meaning set forth in Section 11.1(b).

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Performance Bonds” means the assets made available to the Clearing House by each Clearing Member as security for its obligations to the Clearing House pursuant to CME Rule 820, CBOT Rule 820, NYMEX Rule 820 or any other similar Rule, as applicable.

“Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Company or any Subsidiary may have any liability.

“Principal Bank” has the meaning set forth in Section 4.5.

“Register” has the meaning set forth in Section 11.1(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Bank” has the meaning set forth in Section 2.12.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Internal Revenue Code).

“Requesting Bank” has the meaning set forth in Section 2.12.

“Required Banks” means Banks having more than 50% of the aggregate outstanding Commitments or, after the Revolving Credit Termination Date, more than 50% of the aggregate Revolving Loans outstanding (including funded participating interests in Swingline Loans).

“Revolving Credit Termination Date” means December 8, 2010 or any earlier date on which the Aggregate Commitment is terminated pursuant to this Agreement.

“Revolving Loan” has the meaning set forth in Section 2.1.

“Rules” means the collective reference to the CME Rules, the CBOT Rules, the NYMEX Rules and the rules of any other exchange which is qualified to clear trades through the Clearing House.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SDN List” has the meaning set forth in Section 11.1(g).

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” has the meaning set forth in the Security and Pledge Agreement.

“Securities Account” has the meaning set forth in the Security and Pledge Agreement.

“Securities Intermediary” has the meaning set forth in the Security and Pledge Agreement.

“Security and Pledge Agreement” means that certain Security and Pledge Agreement, dated as of December 9, 2009, by and among the Clearing Members party thereto, the Company and the Collateral Agent, substantially in the form of Exhibit G, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Deposits” means the assets made available to the Clearing House by a Clearing Member as security for its obligations to the Clearing House pursuant to CME Rule 816, CBOT Rule 816, NYMEX Rule 816 or any other similar Rule.

“Settlement Loan” has the meaning set forth in Section 7.2.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.

“Supermajority Banks” means Banks having 75% of the aggregate outstanding Commitments or, after the Revolving Credit Termination Date, 75% of the aggregate Revolving Loans outstanding (including funded participating interests in Swingline Loans).

“Surplus Funds” means funds in excess of those needed for normal operations in the Clearing House Accounts and the General Accounts, each as referenced in CME Rule 802.B, CBOT Rule 802.B, NYMEX Rule 802.B or any other similar Rule.

“Swingline Bank” means each Bank designated as such by the Company, with the consent of such Bank, in a written or telephonic notice to the Administrative Agent for one or more borrowings of Swingline Loans in an aggregate amount as so consented to by such Bank.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be the sum of (i) if such Bank is a Swingline Bank, the aggregate principal amount of Swingline Loans made by such Bank minus the aggregate principal amount of participating interests acquired and funded in such Swingline Bank’s Swingline Loans by other Banks and (ii) the aggregate principal amount of participating interests acquired and funded by such Bank in Swingline Loans of other Swingline Banks.

“Swingline Loan” has the meaning set forth in Section 2.1.

“Taxes” means any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Bank” has the meaning set forth in Section 2.12.

“Terminated Commitment” has the meaning set forth in Section 2.7.2.

“Test Draw” means a nominal Advance made for the purpose of testing communication and draw procedures.

“Unfunded Liabilities” means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Company and Subsidiaries.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of Illinois.

“US Bank” has the meaning set forth in Section 11.4(e).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56,115 Stat. 272 (2001), as amended.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more Wholly-Owned Subsidiaries, or by the Company and one or more Wholly-Owned Subsidiaries, or any similar business organization which is so owned or controlled.

Section 1.2 Other Definitional Provisions. All terms defined in this Agreement shall be equally applicable to both the singular and plural forms of the defined terms. Unless the context otherwise requires, any reference to any law, rule or regulation (including, without limitation, any Rule) or agreement shall be construed as a reference to the same as it may from time to time be amended, modified, supplemented or replaced. Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns. Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in Section 7.7 shall be made without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company at “fair value” as defined therein.

ARTICLE II
THE CREDIT

Section 2.1 Revolving Credit Loans. Through and including the Revolving Credit Termination Date, (a) each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans (“Revolving Loans”) to the Company from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment and (b) each Swingline Bank severally agrees, on the terms and conditions set forth in this Agreement, to make swingline loans (“Swingline Loans”) to the Company as agreed by such Swingline Bank in amounts not to exceed in the aggregate at any one time outstanding the amount as agreed by such Swingline Bank; provided, however, that no Revolving Loans or Swingline Loans shall be made if, after giving effect thereto, (A) the aggregate outstanding principal of all Loans would exceed the Aggregate Commitment, (B) the aggregate outstanding principal of all Clearing Fund Pool Loans would exceed the Clearing Fund Borrowing Base or (C) the aggregate outstanding principal of all Company Pool Loans would exceed the Company Borrowing Base. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow at any time through the Revolving Credit Termination Date. For the avoidance of doubt, (x) a Clearing Fund Pool Loan and a Company Pool Loan can be a Revolving Loan or a Swingline Loan, subject to the terms and conditions set forth in the Loan Documents and (y) the provision of Swingline Loans by any Swingline Bank shall be in addition to, and shall not relieve such Bank from its obligation to make Revolving Loans ratably in proportion to the amount of, its Commitment. The obligations of any Bank to make Revolving Loans hereunder, and if its agreement to make Swingline Loans has not previously ceased, the obligation (if any) of any Swingline Bank to make any Swingline Loans, shall cease at 5:01 p.m. (New York City time) on the Revolving Credit Termination Date.

Section 2.2 Ratable Loans. Each Advance hereunder shall consist of Revolving Loans made from the several Banks, ratably in proportion to the amounts of their respective Commitments on the date of such Advance, or of Swingline Loans made from the Swingline Banks then requested to make Swingline Loans, ratably in proportion to the Swingline Loans requested to be made by them on the date of such Advance. For the avoidance of doubt, the provision of Swingline Loans by any Swingline Bank shall be in addition to, and shall not relieve such Bank from its obligation to make Revolving Loans ratably in proportion to the amount of, its Commitment.

Section 2.3 Repayment of Advances.

(a) Each Advance and accrued and unpaid interest thereon shall be due and payable to the Administrative Agent for the account of each Bank 30 days after such Advance is made or, if earlier, the Revolving Credit Termination Date (any such date, a “Loan Maturity Date”), except in the case of a Test Draw which shall be repaid pursuant to the provisions of Section 7.2 hereof and except as provided in Section 2.4.

(b) Each then outstanding Advance and accrued and unpaid interest thereon shall be due and payable on the Revolving Credit Termination Date.

Section 2.4 Reborrowing of Advances. No Loan may be made hereunder to repay any Advance without the consent of the Required Banks, except that Revolving Loans may be made to repay any outstanding Swingline Loan (in which case such Revolving Loans and accrued and unpaid interest thereon shall be due and payable to the Administrative Agent on the original Loan Maturity Date of such Swingline Loan).

Section 2.5 Optional Principal Payments. The Company may prepay, without premium or penalty, all or a portion of any outstanding Advance at any time up to 12:00 noon (New York City time) on any Business Day; provided that interest shall accrue on such amount being prepaid until the next Business Day if such payment is received after 12:00 noon (New York City time) on the date of payment. Repayment of principal pursuant to this Section 2.5 shall be accompanied by accrued and unpaid interest thereon.

Section 2.6 Mandatory Principal Payments. (a) On any day on which the aggregate outstanding principal of the Clearing Fund Pool Loans exceeds the Clearing Fund Borrowing Base (as determined pursuant to Section 10.8 after giving effect to any redesignation pursuant to Section 2.13), the Company shall immediately repay such excess or pledge to the Collateral Agent, for the benefit of the Banks, additional Collateral in the Clearing Fund Collateral Pool under the Collateral Documents as necessary to cure such deficiency, without the necessity of any notice or demand.

(b) On any day on which the aggregate outstanding principal of the Company Pool Loans exceeds the Company Borrowing Base (as determined pursuant to Section 10.8 after giving effect to any redesignation pursuant to Section 2.13), the Company shall immediately repay such excess or pledge to the Collateral Agent, for the benefit of the Banks, additional Collateral in the Company Collateral Pool under the Collateral Documents as necessary to cure such deficiency, without the necessity of any notice or demand.

(c) On any day on which the aggregate outstanding principal of the Clearing Fund Pool Loans and the Company Pool Loans, taken together, exceeds the Aggregate Commitment, the Company shall repay such excess without the necessity of any notice or demand.

Repayment of any such excess amount shall be applied first, to prepay outstanding Swingline Loans, and second, to prepay outstanding Revolving Loans (in accordance with the applicable Collateral Pools), in each case in the direct order of their respective maturities (or, in the event that any such repayment is not sufficient to repay such excess amount in full, first, to prepay outstanding Swingline Loans pro rata, and second, to prepay outstanding Revolving Loans pro rata) and shall be accompanied by accrued and unpaid interest thereon.

Section 2.7 Adjustments of Commitments.

2.7.1 Adjustments by the Company. The Company may permanently reduce the Aggregate Commitment, in whole or in part ratably among the Banks, in proportion to the amounts of their respective Commitments at any time upon written notice to the Administrative Agent; provided, however, that, (i) subject to Sections 2.7.2 or 2.12, the amount of the Aggregate Commitment may not be reduced below the outstanding principal amount of the Advance(s) and (ii) a notice of termination of the Aggregate Commitment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.7.2 Adjustments by Banks for Accelerated Termination. If the Commitment of a Bank hereunder is terminated pursuant to Section 2.12, the Company shall immediately notify Administrative Agent in writing of such termination (“Accelerated Termination Notice”) and shall state the amount of such terminating Bank’s Commitment (“Terminated Commitment”) in the Accelerated Termination Notice. Administrative Agent shall promptly provide a copy of the Accelerated Termination Notice to each remaining Bank (each a “Non-Terminating Bank”). Each Non-Terminating Bank shall notify the Company, in writing, on or before the fifth Business Day (second Business Day in the event of a termination pursuant to Section 2.12) after the date of the Accelerated Termination Notice, if and by what amount such Bank is willing to increase its Commitment, which amount shall be equal to all or some portion of the Terminated Commitment (each, a “2.7.2 Notice”). Any Non-Terminating Bank that fails to so notify the Company on or before such fifth Business Day (or second Business Day, as applicable), shall be deemed to have declined to increase its Commitment. If offers to increase Commitments are made by two or more Non-Terminating Banks in an aggregate amount greater than the aggregate amount of the Terminated Commitment, such Non-Terminating Banks and the Company hereby agree that such offers shall be allocated as nearly as possible in proportion to the aggregate amount of such offers, so that the aggregate amount thereof will not exceed the amount of the Terminated Commitment. On or before the sixth Business Day (or the third Business Day in the event of a termination pursuant to Section 2.12) after the date of the Accelerated Termination Notice, the Company shall notify Administrative Agent and each Non-Terminating Bank of the amount by which each such Non-Terminating Bank’s Commitment has been increased, which amount shall not exceed the amount of such Non-Terminating Bank’s offer to increase its Commitment in such Bank’s 2.7.2 Notice. All increases of Commitments by the Banks under this Section 2.7.2 shall become effective on the terminating Bank’s Accelerated Termination Date or on such later date on which the Company shall notify Administrative Agent and each Non-Terminating Bank of the amount by which each such Non-Terminating Bank’s Commitment has been increased in accordance with this Section 2.7.2 (“2.7.2 Effective Date”). The Company shall promptly upon request deliver to each Bank whose Commitment has been increased pursuant to this Section 2.7.2 a new Note reflecting such Bank’s new Commitment amount and each such Bank shall promptly, after repayment to such Bank of such Bank’s ratable share of all Advances outstanding on the 2.7.2 Effective Date, return to the Company such Bank’s superseded Note, as applicable. On the 2.7.2 Effective Date, the Commitments shall be adjusted to reflect any such increases.

Section 2.8 Fees.

(a) From the date hereof to and including the Revolving Credit Termination Date, the Company agrees to pay to the Administrative Agent for the ratable account of the Banks a commitment fee of 15/100 of 1% per annum (on the basis of a year consisting of 360 days and for actual days elapsed) on the daily amount of the excess of (i) the amount of the Aggregate Commitment over (ii) the aggregate principal amount of all outstanding Advances of the Banks (excluding any Advances of Swingline Loans, provided that in the event the participating interests in all Swingline Loans outstanding on such date have been fully funded in accordance with Section 2.14, the Swingline Exposure of such Bank shall not be excluded from such aggregate principal amount or, in the event that such participating interests are not fully funded, only the participating interests acquired by such Bank in accordance with Section 2.14 in respect of any such outstanding Swingline Loans shall not be excluded from such aggregate principal amount), payable in arrears on the last day of each fiscal quarter of the Company hereafter and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Company agrees to pay to the Administrative Agent, the Collateral Agent, for each of their respective accounts, fees payable in the amounts and at the times separately agreed upon by the Company.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of the Banks to the Banks in accordance with their respective pro rata shares thereof.

Section 2.9 Collateral.

(a) The Obligations of the Company under this Agreement, the Loans and all other Loan Documents shall be secured, in each case, by the applicable Collateral Pool, in accordance with the Collateral Documents.

(b) The Company may from time to time (including, for the avoidance of doubt, after a Notice of Exclusive Control has been delivered) replace any Clearing Member Security or Company Security credited to any Collateral Account or any BONY Securities Account or any Money Fund Share subject to the Lien of the Collateral Agent pursuant to the Security and Pledge Agreement with another Clearing Member Security, Company Security or Money Fund Share, as the case may be, of a type described in CME Rule 816 or CME Rule 820, CBOT Rule 816 or CBOT Rule 820 or NYMEX Rule 816 or NYMEX Rule 820 or any other similar Rule, or withdraw any Clearing Member Security or Company Security credited to any Collateral Account or any BONY Securities Account or any Money Fund Share subject to the Lien of the Collateral Agent pursuant to the Security and Pledge Agreement; provided that after giving effect to such replacement or withdrawal, (i) if such replacement or withdrawal is in respect of Clearing Member Securities, Company Securities or Money Fund Shares in the Clearing Fund Collateral Pool, the aggregate principal amount of all remaining Clearing Fund Pool Loans outstanding as of the date of such replacement or withdrawal (after giving effect to any concurrent redesignation pursuant to Section 2.13) shall not exceed the Clearing Fund Borrowing Base as of the date of such replacement or withdrawal (as determined by the Company and, if any Advances are outstanding hereunder at the time of such replacement or withdrawal, confirmed to the Company by the Collateral Agent (with the Collateral Agent’s determination controlling in the event of any discrepancy)) and (ii) if such replacement or withdrawal is in respect of Company Securities in the Company Collateral Pool, the aggregate principal amount of all remaining Company Pool Loans (together with, if the Clearing Fund Pool Loans then exceed the Clearing Fund Borrowing Base, such excess Clearing Fund Pool Loans) outstanding as of the date of such replacement or withdrawal (after giving effect to any concurrent redesignation pursuant to Section 2.13) shall not exceed the Company Borrowing Base as of the date of such replacement or withdrawal (as determined by the Company and, if any Advances are outstanding hereunder at the time of such replacement or withdrawal, confirmed to the Company by the Collateral Agent (with the Collateral Agent’s determination controlling in the event of any discrepancy)).

(c) The Company may from time to time (including, for the avoidance of doubt, after a Notice of Exclusive Control has been delivered) direct the Collateral Agent, the JPMorgan Securities Intermediary, the BONY Securities Intermediary or any Money Fund Issuer or its transfer or servicing agent to liquidate (and the Collateral Agent, the JPMorgan Securities Intermediary, the BONY Securities Intermediary or such Money Fund Issuer or its transfer or servicing agent, as the case may be, shall liquidate in market-based transactions as directed by the Company) any Clearing Member Securities or Company Securities credited to any Collateral Account, any Clearing Member Securities credited to any BONY Securities Account or any Money Fund Shares subject to the Lien of the Collateral Agent pursuant to the Security and Pledge Agreement, as the case may be, and apply the proceeds thereof and any other amounts credited to any Collateral Account, any BONY Securities Account or credited in respect of such Money Fund Shares to repay any outstanding Loans; provided that, (i) (x) if such liquidation and repayment is in respect of Clearing Member Securities, Company Securities or Money Fund Shares in the Clearing Fund Collateral Pool, the aggregate principal amount of all remaining Clearing Fund Pool Loans outstanding (after giving effect to any concurrent redesignation pursuant to Section 2.13) shall not exceed the Clearing Fund Borrowing Base as of the date of such liquidation and (y) if such liquidation and repayment is in respect of Company Securities in the Company Collateral Pool, the aggregate principal amount of all remaining Company Pool Loans (together with, if the Clearing Fund Pool Loans then exceed the Clearing Fund Borrowing Base, such excess Clearing Fund Pool Loans) outstanding (after giving effect to any concurrent redesignation pursuant to Section 2.13) shall not exceed the Company Borrowing Base as of the date of such liquidation (unless, in either case, the Collateral Agent otherwise determines that any such liquidation is in the best interests of the Banks, after giving effect to any such liquidation and the repayment of Loans pursuant thereto, in which case any such liquidation shall be permitted notwithstanding anything to the contrary in this clause (i)) and (ii) the Company shall reimburse the Collateral Agent, the JPMorgan Securities Intermediary, the BONY Securities Intermediary or the Money Fund Issuer or its transfer or servicing agent, as the case may be, for any and all reasonable costs, internal charges and out-of-pocket expenses paid or incurred by such Person in connection with any such liquidation.

(d) Upon any replacement, liquidation or withdrawal of Clearing Member Securities, Company Securities or Money Fund Shares in accordance with the Collateral Documents and pursuant to subsection (b) or (c) above, the Lien of the Collateral Agent on the replaced, liquidated or withdrawn Clearing Member Securities, Company Securities or Money Fund Shares, as applicable, shall be deemed released without further consent of the Collateral Agent or any Bank.

Section 2.10 Additional Credit Facility.

(a) The Company may, at its option and without the consent of the Banks, at any time and from time to time, seek to increase the Aggregate Commitment by up to an aggregate amount of $500,000,000 (resulting in a maximum Aggregate Commitment of $1,500,000,000) upon written notice to the Administrative Agent and the Collateral Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. The Company may, in its sole discretion, offer the increase in the Aggregate Commitment to other lenders or entities reasonably acceptable to the Administrative Agent and the Company. No increase in the Aggregate Commitment shall become effective until the existing or new Banks extending such new or increased Commitment amount and the Company shall have delivered to the Administrative Agent a document reasonably satisfactory to the Administrative Agent and the Company pursuant to which any such existing Bank states the amount of its Commitment increase, any such new Bank states its Commitment amount and agrees to assume and accept the obligations and rights of a Bank hereunder and the Company accepts such new or increased Commitments. The Banks (new or existing) shall accept an assignment from the existing Banks, and the existing Banks shall make an assignment to the new or existing Banks accepting a new or increased Commitment, of a direct interest in each then outstanding Advance such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Banks in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and accrued and unpaid facility fees. Any such increase of the Aggregate Commitment shall be subject to receipt by the Administrative Agent from the Company of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

(b) In addition to the foregoing, to the extent that the Company has reduced the Aggregate Commitment with respect to any or all of the Banks (including pursuant to Section 2.12), the Company may, from time to time, increase any portion of any such Bank’s respective Commitment, with such Bank’s consent, in an amount up to the amount so reduced, provided that each such Bank shall accept an assignment from the existing Banks, and the existing Banks shall make an assignment to each such Bank of a direct interest in each then outstanding Advance such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Banks in proportion to their respective Commitments. The documents evidencing any such increase in the Commitment shall be in a form reasonably acceptable to the Company and the Administrative Agent.

Section 2.11 Defaulting Banks. Anything contained herein to the contrary notwithstanding, in the event that any Bank becomes a Defaulting Bank, then for so long as such Bank is a Defaulting Bank (a) such Defaulting Bank shall be deemed not to be a “Bank” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, provided that any amendment, waiver or modification (i) requiring the consent of all Banks to the extent such Defaulting Bank is directly affected differently than all of the other Banks or (ii) in the case of any amendment pursuant to Sections 9.2(a)(ii), (iii), (iv), (v) or (vi), which directly affects such Defaulting Bank differently than other directly affected Banks, shall require the consent of such Defaulting Bank; (b) any prepayment of any outstanding Advance shall, if the Company so directs at the time of making such prepayment, be applied to the Loans and Swingline Exposures of other Banks and (c) such Defaulting Bank’s Commitment and outstanding Loans shall be excluded for purposes of calculating the commitment fee payable to other Banks pursuant to Section 2.8 and such Defaulting Bank shall not be entitled to receive any commitment fee pursuant to Section 2.8 with respect to such Defaulting Bank’s Commitment. Notwithstanding the foregoing, no Commitment of any Bank shall be increased or, except as provided in Section 2.12, otherwise affected, and, except as otherwise expressly provided in this Section 2.11, performance by the Company of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.11. The rights and remedies against a Defaulting Bank under this Section 2.11 are in addition to other rights and remedies which the Company may have against such Defaulting Bank with respect to any Funding Default and which the Administrative Agent or any Bank may have against such Defaulting Bank with respect to any Funding Default.

Section 2.12 Removal or Replacement of a Bank. Anything contained herein to the contrary notwithstanding, in the event that: (a) any Bank shall become a Defaulting Bank and such Defaulting Bank shall immediately fail to cure the default as a result of which it has become a Defaulting Bank; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.2(a), the consent of the Required Banks shall have been obtained but the consent of one or more of the other Banks (each a “Non Consenting Bank”) whose consent is required shall not have been obtained or (c) any Bank requests reimbursement for amounts owing pursuant to Section 11.4(a) or 11.9(b) (each a “Requesting Bank”); then, with respect to each such Defaulting Bank, Non Consenting Bank or Requesting Bank (the “Terminated Bank”), the Company may, by giving written notice to the Administrative Agent and any Terminated Bank of its election to do so, or, with the consent of the Company, the Administrative Agent may, by giving notice to any Terminated Bank of its election to do so, (1) elect to cause such Terminated Bank (and such Terminated Bank hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Assignees (each a “Replacement Bank”) in accordance with applicable law and the provisions of Section 11.1(c) and the Company shall pay the fees, if any, payable thereunder in connection with any such assignment from a Non-Consenting Bank or Requesting Bank and the Defaulting Bank shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Bank; provided, (i) (A) on the date of such assignment, the Replacement Bank shall pay to Terminated Bank the aggregate principal amount of all outstanding Loans and Swingline Exposure of the Terminated Bank and, subject to clauses (B) and (C) hereof, all other Obligations owing to such Terminated Bank under this Agreement, (B) on the date any such fees shall be due as provided in Section 2.8, subject to Section 2.11, the Replacement Bank (or the Administrative Agent) shall pay all accrued, but theretofore unpaid fees owing to such Terminated Bank and (C) on the date any accrued interest shall be due as provided in Section 2.3, the Replacement Bank (or the Administrative Agent) shall pay all accrued, but theretofore unpaid interest owing to such Terminated Bank and (ii) in the event such Terminated Bank is a Non Consenting Bank, each Replacement Bank shall consent, at the time of such assignment, to such proposed amendment, modification, termination, waiver or consent or (2) so long as no Swingline Loan is outstanding in respect of which such Bank may be required to acquire a participating interest pursuant to Section 2.14, elect to terminate such Bank’s Commitment and obligations to make Loans and acquire such participating interest in Swingline Loans hereunder, provided that the Company shall send written notice to such Bank specifying a date at least 3 Business Days after the date of such notice on which such Bank’s Commitment and obligation to make Loans and acquire participating interests in Swingline Loans hereunder shall be terminated. Upon the prepayment of all amounts owing to any Terminated Bank and the termination of such Terminated Bank’s Commitments, if any, such Terminated Bank shall no longer constitute a “Bank” for purposes hereof; provided, that such Terminated Bank shall continue to be entitled to the benefits of Sections 2.14, 3.4(b), 4.3, 11.4, 11.9, 12.1(b) and 12.1(c) (in each case, to the extent such obligations arose prior to the effective date of the Assignment Agreement applicable thereto). Each Bank agrees that if the Company (or, with the consent of the Company, the Administrative Agent) exercises its option hereunder to cause an assignment by such Bank as a Terminated Bank, the Administrative Agent may execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.1(c) on behalf of a Non Consenting Bank or Terminated Bank and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.1(c).

Section 2.13 Redesignation of Settlement Loans. During any Business Day on which Settlement Loans remain outstanding, the Company may deliver to the Collateral Agent a notice, substantially in the form of Exhibit K (a “Notice of Redesignation”), pursuant to which the Company may redesignate one or more Settlement Loans as either Clearing Fund Pool Loans or Company Pool Loans; provided, that (x) if such redesignation is in respect of a Settlement Loan to be redesignated as a Clearing Fund Pool Loan, the aggregate principal amount of all Clearing Fund Pool Loans outstanding as of the date of such redesignation, after giving effect to such redesignation, shall not exceed the Clearing Fund Borrowing Base (as determined by the Company and confirmed to the Company by the Collateral Agent (with the Collateral Agent’s determination controlling in the event of any discrepancy)) and (y) if such redesignation is in respect of a Settlement Loan to be redesignated as a Company Pool Loan, the aggregate principal amount of all Company Pool Loans outstanding as of the date of such redesignation, after giving effect to such redesignation, shall not exceed the Company Borrowing Base (as determined by the Company and confirmed to the Company by the Collateral Agent (with the Collateral Agent’s determination controlling in the event of any discrepancy)). Upon any such confirmation by the Collateral Agent, the related redesignation shall become effective.

Section 2.14 Participations in Swingline Loans. Each Swingline Bank shall provide written notice to the Administrative Agent of any outstanding Swingline Loan and the Banks shall acquire participating interests in any outstanding Swingline Loan pro rata in accordance with their respective Commitments (in the case of a Swingline Loan that is not a Covering Swingline Loan) or pro rata among the Banks that failed to timely make available the Revolving Loans covered by such Swingline Loan (in the case of a Covering Swingline Loan) not later than 12:00 noon (New York City time) on the third Business Day following any Business Day on which a Swingline Loan is made by such Swingline Bank. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Bank, specifying in such notice such Bank’s share of such Swingline Loan. Each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Bank, such Bank’s share of such Swingline Loan. Each Bank acknowledges and agrees that its obligation to acquire participating interests in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments or the Aggregate Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this Section in the same manner as provided in Section 4.1 with respect to Loans made by such Bank (and Section 4.2 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to such Swingline Bank the amounts so received by it from the Banks. The Administrative Agent shall notify the Company of any participating interest in any Swingline Loan acquired pursuant to this Section. Any amounts received from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participating interests therein shall be promptly remitted through the Administrative Agent to the Banks that shall have made their payments pursuant to this Section and to the applicable Swingline Bank, as their interests may appear; provided that any such payment so remitted shall be repaid to the Administrative Agent, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participating interests in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

ARTICLE III
FUNDING THE CREDITS

Section 3.1 Method of Borrowing.

(a) To request an Advance hereunder, the Company shall (i) give notification, by telephone (which notification shall be made on the Borrowing Date, may be made either before or after delivery of the Advance Request referred to in clause (ii) below and shall be subject to Section 3.5(b)), to the Administrative Agent that the Advance Request has been or will be delivered to the Administrative Agent and, if not yet delivered, the amount of the Advance that will be requested in such Advance Request (such telephone notification, the “Advance Request Confirmation”), (ii) deliver, by facsimile and by email (or, if the Advance Request Confirmation shall have been made prior to the Advance Notice, by facsimile or email), not later than 4:45 p.m. (New York City time) on any Business Day, (A) a notice to the Administrative Agent of such request for Revolving Loans or Swingline Loans in substantially the form of Exhibit I attached hereto (an “Advance Request”), which Advance Request shall be delivered to the Investment Bank Loan Operations – North America department of the Administrative Agent and shall specify whether the requested Loans are being designated as Settlement Loans or as GFX Loans and, in the case of Settlement Loans, whether the Settlement Loans are being designated as Clearing Fund Pool Loans or Company Pool Loans for the purpose of calculations relating to the Borrowing Base, and (B) a notice to the Collateral Agent in substantially the form of Exhibit J attached hereto detailing the Collateral pledged by the Company to secure the requested Loans (a “Collateral Notice”), which Collateral Notice shall be delivered to the Investment Bank Loan Operations – North America and Treasury & Securities Services – Wall Street Support departments of the Collateral Agent, and (iii) give separate notification, by telephone, to the Collateral Agent that the Collateral Notice has been delivered to the Collateral Agent. Concurrently with, or shortly following, or in lieu of, its making an Advance Request in respect of Revolving Loans, the Company may also make an Advance Request in respect of Swingline Loans. An Advance Request in respect of Swingline Loans shall specify the Swingline Banks being requested to make Swingline Loans and the respective amounts thereof and, if such Swingline Loans are being requested on the same day as any Revolving Loans, whether such Swingline Loans are to cover for any Revolving Loans not made available to the Administrative Agent in a timely manner (any such Swingline Loan, a “Covering Swingline Loan”) or are simply being requested in addition to such Revolving Loans. If any Swingline Loans being requested are Covering Swingline Loans, the Administrative Agent shall first, use the proceeds of the Revolving Loans timely made available to it to fund the requested Advance as provided in Section 3.1(b), and second, fund the remaining portion of the requested Advance, if any, with the proceeds made available to it in respect of one or more Covering Swingline Loans, subject to Section 3.1(c). For the avoidance of doubt, the provision of Swingline Loans by any Swingline Bank shall be in addition to, and shall not relieve such Bank from its obligation to make Revolving Loans ratably in proportion to the amount of, its Commitment.

(b) Immediately following the earlier of an Advance Request Confirmation or the delivery of an Advance Request in accordance with Section 3.1(a), the Administrative Agent shall notify each Bank in writing, by facsimile or email, of the Company’s request for an Advance and such Bank’s pro rata share of the Advance (any such notice, a “Bank Notice”) and the Administrative Agent and the Collateral Agent shall, as applicable, subject to the satisfaction of the applicable conditions precedent set forth in Article V, not later than 5:45 p.m. (New York City time) (i) determine the Market Value of the Clearing Fund Collateral Pool or the Company Collateral Pool, as applicable, and to determine the corresponding Borrowing Base, (ii) notify the Company, by telephone, at the contact information provided in the Advance Request, of the Collateral Agent’s determination of the Market Value of the applicable Collateral Pool and the corresponding Borrowing Base and whether such applicable Collateral Pool is sufficient for the corresponding Borrowing Base to collateralize the Company’s requested Advance (after giving effect to any concurrent redesignation pursuant to Section 2.13) and (iii) using the proceeds provided by the Banks pursuant to Section 4.1, or any additional proceeds that may be provided on behalf of the Banks by the Administrative Agent as provided in this Agreement, make available to the Company in immediately available funds the requested Advance (or, if such Collateral Pool is not then sufficient to collateralize the requested Advance as required hereby, the portion thereof that is so collateralized by such Collateral Pool). In the event that the applicable Collateral Pool is not sufficient to so collateralize the requested Advance, the Collateral Agent shall notify the Company thereof and the Company may post additional Collateral to the applicable Collateral Pool within one Business Day of such notice (including, without limitation, by withdrawing any Company Security in accordance with Section 2.9(b) and posting such Company Security as additional Collateral with respect to the Clearing Fund Collateral Pool); upon the posting of such additional Collateral to the applicable Collateral Pool, the Administrative Agent shall make available to the Company a corresponding amount of the funds deposited by the Banks in accordance with Section 4.1. In the event that the Company fails to post sufficient additional Collateral to the applicable Collateral Pool to collateralize the requested Advance as required hereby within one Business Day following such notice from the Collateral Agent of the insufficiency of the applicable Collateral Pool, the Administrative Agent shall return any excess proceeds provided by the Banks to the Banks ratably in accordance with the amounts funded by each Bank.

(c) If an Advance Request is made in respect of Covering Swingline Loans, (i) the portion thereof made available to the Administrative Agent and not required to cover for Revolving Loans shall be promptly returned to the applicable Swingline Banks on a pro rata basis in accordance with the respective amounts made available by such Swingline Banks and (ii) the proceeds of Revolving Loans subsequently made available to the Administrative Agent shall be distributed to such Swingline Banks as a prepayment of the principal of such Covering Swingline Loans, with such distribution to be made to such Swingline Banks on such a pro rata basis. Any Covering Swingline Loans made available to the Administrative Agent, whether or not subsequently made available to the Company, shall earn interest, payable by the Company, until the next Business Day at the Federal Funds Rate plus 2% per annum. Each Swingline Lender that makes any Covering Swingline Loan which is not made available to the Company and is promptly returned as contemplated above shall be entitled to compensation for such Covering Swingline Loan from the Company as determined by such Swingline Lender in accordance with its customary practices (provided that any such compensation shall not exceed the interest payable in respect of any Advance until the next Business Day pursuant to Section 3.3); and any Covering Swingline Loan which is made available to the Company shall earn interest, payable by the Company, in accordance with Section 3.3.

Section 3.2 Minimum Amount of Each Advance. Except in the case of a Test Draw, each Advance shall be in the minimum amount of $10,000,000 (and in integral multiples of $250,000 if in excess thereof), provided, however, that any Advance may be in the aggregate amount of the Excess Availability.

Section 3.3 Interest. Prior to its Loan Maturity Date, each Advance shall bear interest at the Federal Funds Rate plus 2% per annum. Any Advance or other Obligation not paid when due shall bear interest thereafter until paid in full at a rate per annum equal to the Federal Funds Rate plus 4% per annum.

Section 3.4 Method of Payment.

(a) All payments (including prepayments) of principal, interest, commitment fees and other amounts payable hereunder by the Company shall, subject to Section 11.4, be made without setoff or counterclaim in immediately available funds to the Administrative Agent, for the benefit of the Banks, at the address specified pursuant to Article XIII at any time up to 12:00 noon, New York City time, on the date when due. Any amount received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in lawful money of the United States of America.

(b) Except with respect to payments made to a Bank whose Commitment is terminated pursuant to Section 2.12, (A) all payments of principal of, and interest on, any Advance shall be made by the Administrative Agent to the Banks ratably among the Banks, in proportion to the outstanding principal amount of their respective Loans constituting part of such Advance and (B) all payments of commitment fees and other amounts payable hereunder by the Administrative Agent to the Banks shall be made to the Banks ratably among the Banks, in proportion to the amounts thereof owing to them. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of all Obligations in respect of Swingline Loans, second, towards payment of interest and fees then due in respect of Revolving Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and third, towards payment of principal then due in respect of Revolving Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.14, 4.1 or 4.3(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid, but any such application shall not affect the discharge of the Company of its obligations in respect of which such amounts were received.

Section 3.5 Notes; Telephonic Notices. (a) Each Bank shall maintain in accordance with its usual and customary practices an account or accounts evidencing the Loans made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement and the Loans. Any Bank may request that Loans made by it be evidenced by one or more promissory notes (any such promissory note, a “Note”), and in such event, the Company shall prepare, execute and deliver to such Bank a Note payable to such Bank or to such Bank and its registered assigns substantially in the form of Exhibit A hereto. Each Bank is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its applicable Note, as applicable, or in its books and records; provided, however, that the failure to so record shall not affect the Company’s obligations in respect of any Loan. The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Company and each Bank’s share thereof. The entries maintained in the accounts maintained by the Banks and the Administrative Agent pursuant to this Section shall be prima facie evidence (absent manifest error) of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with their terms. In the event the records maintained by a Bank conflict with the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall control.

(b) The Company hereby authorizes the Administrative Agent to extend Advances (using the proceeds provided by the Banks pursuant to Section 4.1 and otherwise in accordance with Section 3.1) based on telephonic notices made by any Persons the Administrative Agent in good faith believes to be acting on behalf of the Company.

Section 3.6 Interest Payment Dates; Interest Basis. Interest accrued on each Advance prior to the applicable Loan Maturity Date shall be payable to the Administrative Agent for the benefit of the applicable Banks on the date on which the Advance is paid or prepaid, whether due to acceleration or otherwise. Interest accrued on each Advance after its applicable Loan Maturity Date shall be payable on demand. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year.

ARTICLE IV
ADMINISTRATIVE AGENT

Section 4.1 Notice to and Payment by the Banks. Promptly following the delivery of any Bank Notice (and in any event, within 60 minutes following any delivery thereof, provided that any delivery thereof shall occur by 5:00 p.m., New York City time), each Bank shall deposit in the designated account of the Administrative Agent in immediately available funds the proceeds of such Bank’s pro rata share of the requested Advance.

Section 4.2 Payment by Banks to the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified by a Bank that such Bank does not intend to make available its share of an Advance, the Administrative Agent may assume that such Bank has made or will make such payment and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Company the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, pay to the Administrative Agent the amount made available to the Company attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on (but excluding) the date such Bank pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Effective Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Federal Funds Rate in effect for each such day plus 2%. If such amount is not received from such Bank by the Administrative Agent immediately upon demand, the Company will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

(b) The failure of any Bank to make a payment to the Administrative Agent of the proceeds of the Loan to be made by such Bank shall not relieve any other Bank of its obligation hereunder to make payment to the Administrative Agent of the proceeds of a Loan, but no Bank shall be responsible for the failure of any other Bank to make the payment required to be made by such other Bank.

Section 4.3 Distribution of Payments.

(a) Whenever the Administrative Agent receives from, or on behalf of the Company, or any other person or party, a payment of principal, interest or commitment fees or other amount payable hereunder with respect to any of which the applicable Banks are entitled to receive a share, the Administrative Agent shall promptly pay to such Banks, in lawful money of the United States of America, the amount due each of such Banks as determined pursuant to this Agreement; provided, however, that the amount of such distribution shall be adjusted to the extent that amounts are owed by any Bank to the Administrative Agent or as otherwise provided by Sections 2.14, 3.4(c) or 4.2 or subsection (b) hereof. If any payment of principal, interest or commitment fees or other amount payable in connection with the Loans is received from or on behalf of the Company by the Administrative Agent before 12:00 noon (New York City time) on any Business Day, the Administrative Agent shall use reasonable efforts to wire transfer the appropriate portion of the same to the applicable Banks that same Business Day, but in any event shall wire the same to each of such Banks before the end of the next Business Day.

(b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may (but shall not be required to), in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank together with interest thereon in respect of each day during the period commencing on the Business Day immediately following the date of such demand and ending on (but excluding) the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the Business Day immediately following the date of such demand to the date two (2) Business Days after such date, the Federal Funds Effective Rate for each such day and (ii) from the date two (2) Business Days after the Business Day immediately following such demand to the date such payment is made by such Bank, the Federal Funds Rate in effect for each such day plus 2%.

Section 4.4 Rescission of Payments by the Company. If all or part of any payment made by the Company to Administrative Agent of principal, interest or commitment fees or other amount payable in connection with the Loans is rescinded or must otherwise be returned for any reason and if Administrative Agent has paid to any of the Banks such Bank’s ratable share therein, such Bank shall, upon telephone notice from Administrative Agent, forthwith pay to Administrative Agent, on the date of such telephone notice (if notice is received by Administrative Agent at or prior to 12:00 noon, New York City time) or on the next Business Day (if notice is received by Administrative Agent after 12:00 noon, New York City time), an amount equal to such Bank’s ratable interest in the amount that was rescinded or that must be so returned by Administrative Agent. Administrative Agent shall promptly return to the Company, or to whomever shall be legally entitled thereto pursuant to an order of a court of competent jurisdiction, each such amount (or any lesser amount) that is received from each Bank. Administrative Agent shall have no obligation to the Company for any amount that Administrative Agent paid to any Bank and that is not repaid by such Bank, provided that Administrative Agent did in fact provide such Bank with the notice described above to the effect that such payment was rescinded or must be returned.

Section 4.5 Powers Granted to the Administrative Agent.

(a) The Company and one or more Banks (each a “Principal Bank”) may, in the event that an Agent shall become unable to fulfill any of its duties hereunder (as determined by the Company in its reasonable discretion) or upon mutual agreement, from time to time request another Bank to act as an additional agent for the purpose of administering and servicing the Loans of the Principal Banks. Upon the acceptance of the offer to service by the proposed additional agent (which shall be in the sole discretion of such proposed additional agent), such Bank shall be an additional agent (“Additional Agent”) hereunder and as administrator of the Loans of the Principal Banks for which it acts (and not as an agent, employee or fiduciary), shall be entitled to exercise all such powers as are incidental to the powers to receive and collect funds from the Principal Banks and the Company as provided for in this Agreement, and to take such other actions with respect to such Loans as are provided hereby or as may be from time to time agreed by such Additional Agent and the Principal Banks. In acting under this Agreement, Additional Agent agrees to exercise the same degree of care in administering such Loans as it would use in managing its own loans; provided, however, that this sentence shall not make Additional Agent a fiduciary to any Principal Bank. The Principal Banks and the Company hereby agree and acknowledge that (i) in performing the duties provided for in this Agreement, Additional Agent is acting solely for the benefit of the Principal Banks and are in no way to be construed to be acting as agent for the Company; and (ii) the servicing arrangement provided for herein is not intended to constitute, and shall not be construed to establish, a partnership or joint venture between Additional Agent and the Principal Banks, or between Additional Agent and the Company.

(b) The Company shall promptly notify the Administrative Agent of the appointment of an Additional Agent. To the extent an Additional Agent will perform any function or duty currently performed by the Administrative Agent, the Administrative Agent shall cease its performance of such function or duty when the Company directs the Administrative Agent to cease such performance. An Additional Agent shall not be deemed an agent or fiduciary of the Administrative Agent. In acting in such capacity, an Additional Agent shall be deemed to be an “Agent” for the purposes of, and shall benefit from the protections of, Article X.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent. This Agreement shall become effective upon the occurrence of each of the following (such date, the “Closing Date”):

(a) The execution and delivery of a counterpart hereto by each party hereto to the Administrative Agent (or its counsel). Delivery of an executed counterpart of a signature page of this Agreement by facsimile or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, for which invoices have been presented at least two Business Days prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(c) A copy of the certificate of incorporation of the Company certified by the Delaware Secretary of State and certified by a secretary or assistant secretary of the Company to be true and correct as of the date hereof.

(d) A copy of the bylaws of the Company certified by a secretary or assistant secretary of the Company to be true and correct as of the date hereof.

(e) A certificate of good standing with respect to the Company, certified by the Secretary of State of Delaware.

(f) A copy, certified by the secretary or assistant secretary of the Company, of the Company’s Board of Directors’ resolutions authorizing the execution of the Loan Documents.

(g) An incumbency certificate, in substantially the form of Exhibit F hereto, executed by the secretary or assistant secretary of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to sign the Loan Documents and to make borrowings hereunder, including telephonic borrowings, upon which certificate the Administrative Agent and the Banks shall be entitled to rely until informed of any change in writing by the Company.

(h) A certificate, signed by the (a) chief executive officer of the Company, (b) president of the Company, (c) managing director & president of the Clearing House division of the Company, or (d) managing director & chief financial officer of the Company, or in each case his or her delegate, in substantially the form of Exhibit B hereto. Such certificate may be furnished by the Company by any means set forth in Section 13.1 hereof, and shall be deemed given to the Administrative Agent as provided therein.

(i) A written opinion of the Company’s counsel, addressed to the Administrative Agent and the Banks (or upon which the Administrative Agent and the Banks may rely), covering the matters set forth in Exhibit C hereto.

(j) A copy of the JPMorgan Securities Account Control Agreement, duly executed and delivered by the applicable Grantors, the JPMorgan Securities Intermediary and the Collateral Agent.

(k) A copy of the Security and Pledge Agreement, duly executed and delivered by the Grantors and the Collateral Agent.

(l) A copy of the BONY Securities Account Control Agreement, duly executed and delivered by the applicable Grantors, the BONY Securities Intermediary and the Collateral Agent.

Section 5.2 Each Advance. No Bank shall be required to make any Advance (including the initial Advance), unless on the applicable Borrowing Date immediately after giving effect to the Advance and the contemplated use of the proceeds thereof:

(a) There exists no Default or Unmatured Default.

(b) The representations and warranties contained in Article VI (other than Section 6.5) are true and correct in all material respects as of such Borrowing Date, except for representations and warranties that relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

(c) To the extent any Money Fund Share shall be included in the Clearing Fund Collateral Pool, a copy of the Money Fund Control Agreement applicable to each such Money Fund Share shall have been duly executed and delivered by the applicable Grantors, the applicable Money Fund Issuer or its transfer or servicing agent and the Collateral Agent.

(d) The aggregate outstanding principal of (i) all Loans disbursed to the Company hereunder, after giving effect to the Loans to be made on such Borrowing Date, does not exceed the Aggregate Commitment, (ii) all Clearing Fund Pool Loans disbursed to the Company hereunder, after giving effect to the Clearing Fund Pool Loans, if any, to be made on such Borrowing Date (and any concurrent redesignation pursuant to Section 2.13), does not exceed the Clearing Fund Borrowing Base as of such date, and (iii) all Company Pool Loans disbursed to the Company hereunder, after giving effect to the Company Pool Loans, if any, to be made on such Borrowing Date (and any concurrent redesignation pursuant to Section 2.13), does not exceed the Company Borrowing Base.

The Company’s receipt of the proceeds of any Loan hereunder shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.2(a) and (b) have been satisfied.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Banks, as of the date hereof and (except as otherwise specified herein) the date of each Advance, that:

Section 6.1 Corporate Existence and Standing. Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority would reasonably be expected to have a Material Adverse Effect.

Section 6.2 Authorization and Validity.

(a) The Company has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Company of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings. The Company has duly executed and delivered the Loan Documents, and the Loan Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is considered in a proceeding at law or in equity).

(b) The Company has the authority pursuant to CME Rules 816, 817 and 820, CBOT Rules 816, 817 and 820, NYMEX Rules 816, 817 and 820 and any other similar Rules, as applicable, to execute and deliver, as Member Attorney-in-Fact on behalf of the Clearing Members, the Collateral Documents. Pursuant to CME Rule 817, CBOT Rule 817, NYMEX Rule 817 and any other similar Rules, as applicable, the Company has the authority, as Member Attorney-in-Fact on behalf of the Clearing Members, to cause the Security Deposits to be subject to the Lien of the Collateral Documents to secure the Secured Obligations. Pursuant to CME Rule 817, CBOT Rule 817, NYMEX Rule 817 and any other similar Rules, as applicable, the Company has the authority, as Member Attorney-in-Fact on behalf of the Clearing Members, to cause the Performance Bonds of Clearing Members to be subject to the Lien of the Collateral Documents to secure the Secured Obligations (it being understood that only those Security Deposits and Performance Bonds which are Eligible Assets shall be pledged under the Collateral Documents). CME Rules 816, 817, 820 and 913.B, CBOT Rules 816, 817, 820 and 913.B, NYMEX Rules 816, 817, 820 and 913.B and any other similar Rules, as applicable, each as set forth in Exhibit H, have been duly adopted and are in full force and effect.

Section 6.3 Compliance with Laws and Contracts. Neither the execution and delivery by the Company of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or the Company’s or any Subsidiary’s articles of incorporation or by-laws or the provisions of any material indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, that has not been obtained is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents as against the Company.

Section 6.4 Financial Statements. The most recent audited consolidated balance sheet and statements of income and cash flows of each of the Company and the Subsidiaries and of Holdings and its subsidiaries (which include the Company and the Subsidiaries) for the fiscal year ended December 31, 2008, in each case, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the consolidated balance sheet and statements of income and cash flows of each of the Company and the Subsidiaries and of Holdings and its subsidiaries as of and for the period ended on September 30, 2009, certified, in the case of the consolidated financial statements of the Company and the Subsidiaries, by the Company’s chief financial officer, copies of which have been heretofore delivered to the Banks and were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and operations of the Company and the Subsidiaries or of Holdings and its subsidiaries, as the case may be, at such dates and the consolidated results of each of their operations for the periods covered thereby, subject to year-end audit adjustments and the absence of footnotes in the case of the statements for the period ended on September 30, 2009.

Section 6.5 Material Adverse Change. As of the Closing Date, no material adverse change in the business, financial condition, or results of operations of the Company and the Subsidiaries has occurred since the date of the audited financial statements referred to in Section 6.4.

Section 6.6 Subsidiaries. Schedule I contains an accurate list of all of the Subsidiaries of the Company existing as of the Closing Date, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

Section 6.7 Accuracy of Information. No written information, exhibit or report furnished by Holdings, the Company or any Subsidiary to the Administrative Agent, the Collateral Agent or any Bank in connection with the negotiation of the Loan Documents or, in the case of the Company, the performance thereof, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances existing at the time furnished.

Section 6.8 Margin Regulations. Margin Stock (as defined in Regulation U) constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. No proceeds of any Loans will be used to “buy”, “purchase” or “carry” any “margin stock” (each as defined in Regulation U), or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

Section 6.9 Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed by any of them and have paid all taxes shown to be due and payable pursuant to said returns or pursuant to any assessment received by the Company or any such Subsidiary, except such taxes, if any, as are being contested in good faith and with respect to which adequate reserves required in accordance with GAAP have been set aside on the books of the Company or such Subsidiary, as applicable. To the best of the Company’s knowledge, no tax liens have been filed and no claims are being asserted with respect to any such taxes other than those taxes that are being contested in good faith and with respect to which adequate reserves required in accordance with GAAP have been set aside on the books of the Company or such Subsidiary, as applicable. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

Section 6.10 Litigation. Except as set forth in Schedule II attached hereto, there is no litigation or proceeding before any governmental authority pending or, to the knowledge of any of their officers, threatened, against or affecting the Company or any Subsidiary of the Company which might reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company or the ability of the Company to perform its obligations under the Loan Documents.

Section 6.11 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any of its Subsidiaries has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

Section 6.12 Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 6.13 Registration. The Company is and will remain registered with the the Commodity Futures Trading Commission and all other governmental or public bodies or authorities, or any subdivision thereof, which require registration and have jurisdiction over the Company.

ARTICLE VII
COVENANTS

During the term of this Agreement and thereafter as long as any Advances or other Obligations (other than unasserted contingent indemnification obligations not due and payable) remain outstanding hereunder, unless the Required Banks shall otherwise consent in writing:

Section 7.1 Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in order to permit preparation of financial statements in accordance with generally accepted accounting principles, and furnish to the Administrative Agent (and the Administrative Agent will furnish a copy to each Bank):

(a) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Required Banks, prepared in accordance with GAAP on a consolidated basis for Holdings and its subsidiaries (including the Company), including balance sheets as of the end of such period, and statements of income, changes in shareholders’ equity and cash flows for the year then ended, accompanied by any management letter prepared by said accountants and by a certificate of said accountants in substantially the form of Exhibit D hereto, or if, in the opinion of such accountants, such certificate is not applicable, a description of any Default or Unmatured Default relating to accounting matters that in their opinion exists, stating the nature and status thereof.

(b) Within 90 days after the close of each of its fiscal years, for the Company and its Subsidiaries, an unaudited (except, in the case of the fiscal year ending December 31, 2009, audited) consolidated balance sheet as at the end of such period and audited consolidated statements of income, changes in shareholders’ equity and cash flow for the year then ended, each (i) prepared in a manner consistent with the preparation of Holdings’ year-end statements and in accordance with GAAP (other than the absence of footnotes) and (ii) in the case of the fiscal year ending December 31, 2009, accompanied by an opinion of Ernst & Young LLP, independent public accountants, or other independent public accountants of nationally recognized standing.

(c) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for the Company and its Subsidiaries, an unaudited consolidated balance sheet as at the close of each such period and unaudited consolidated statements of income, changes in shareholders’ equity and cash flows from the beginning of such fiscal year to the end of such quarter, each prepared in a manner consistent with the preparation of the Company’s year-end statements and in accordance with GAAP (other than the absence of footnotes and subject to normal year-end adjustments).

(d) Within 45 days after the close of the first three quarterly periods of each of the Company’s fiscal years and within 90 days after the close of each of the Company’s fiscal years, a report of (i) current Surplus Funds, (ii) the aggregate amount of Security Deposits being held by the Company including a breakdown of the asset types making up such Security Deposits indicating, inter alia, those Security Deposit assets which are Eligible Assets and (iii) the aggregate amount of Performance Bonds of Defaulted Clearing Members being held by the Company including a breakdown of the asset types making up such Performance Bonds indicating, inter alia, those Performance Bond assets which are Eligible Assets.

(e) Within the time periods set forth herein for the furnishing of the financial statements required hereunder, a certificate signed by its managing director & chief financial officer or another managing director, in substantially the form of Exhibit E hereto, (i) certifying that, to the knowledge of such officer or director, no Default or Unmatured Default has occurred during the period covered by such financial statements that is still continuing and (ii) showing the calculations set forth in Exhibit E concerning Surplus Funds and Consolidated Tangible Net Worth as well as setting forth a description of the nature and status of such Default or Unmatured Default, if any such Default or Unmatured Default exists.

(f) Within 90 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Plan, signed by the managing director & chief financial officer of the Company or another managing director, or, in the event there are no Unfunded Liabilities, a certificate signed by its managing director & chief financial officer or another managing director to that effect.

(g) As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the managing director & chief financial officer of the Company or another managing director, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(h) Such other information (including non-financial information) as any Bank or the Administrative Agent may from time to time reasonably request.

Section 7.2 Use of Proceeds. Except in the case of a Test Draw, the Company will only use the proceeds of the Advances designated in the applicable Advance Request as “Settlement Loans” (“Settlement Loans”) in circumstances where the Company is entitled to use the Security Deposits and Performance Bonds of the Clearing Members to provide temporary liquidity (i) to satisfy any outstanding obligations of any Defaulted Clearing Members to CME, CBOT, NYMEX or any other exchange qualified to clear trades through the Clearing House as provided in the Rules, (ii) in the event of a liquidity constraint or default by a depositary or (iii) in circumstances where a Money Gridlock Situation that affects the Company’s operations exists. Additionally, the Company may only use the proceeds of the Advances designated in the applicable Advance Request as “GFX Loans” (“GFX Loans”) to fulfill its obligations under GFX Guaranties, provided, however, that the Company may use the proceeds for GFX Loans only up to the amount of Surplus Funds on any given day. Additionally, the Company from time to time may conduct Test Draws which shall be repaid on the Business Day immediately following the Borrowing Date thereof. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to “buy” or “carry” any “margin stock” (each as defined in Regulation U) or for any purpose that violates the provisions of Regulation T, U or X of the Board of the Federal Reserve System as now and from time to time hereafter in effect.

Section 7.3 Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Banks of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which would reasonably be expected to materially adversely affect its business, properties or affairs or the ability of the Company to repay the Obligations.

Section 7.4 Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority would reasonably be expected to have a Material Adverse Effect.

Section 7.5 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 7.6 Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Collateral Agent or its representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary (the foregoing activities, an “Audit”) with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or the Collateral Agent may designate; provided that so long as no Default has occurred and is continuing the Company shall only be responsible for the costs and expenses of one Audit per 12-month period.

Section 7.7 Consolidated Tangible Net Worth. The Company will maintain at all times a Consolidated Tangible Net Worth of not less than the greater of (i) an amount equal to 12.5% of the Aggregate Commitment or (ii) $100,000,000.

Section 7.8 Liens. The Company will not, nor will it permit any Subsidiary to, create or incur any Lien in or on any of the Collateral, except:

(a) Liens in favor of the Collateral Agent.

(b) Liens in favor of the Company, which Liens are subordinated to the Liens in favor of the Collateral Agent in accordance with Article XV hereof.

(c) [Reserved]

(d) In the case of any Collateral, Liens arising out of judgments or awards against the Company or any Subsidiary, in an amount of not more than $5,000,000 in the aggregate, which judgment or award is vacated, discharged, satisfied or stayed or bonded pending appeal within 60 days from the entry thereof; provided that the Company shall have pledged to the Collateral Agent, for the benefit of the Banks, without the necessity of any notice or demand, such additional Collateral under the applicable Collateral Pool under the Collateral Documents having an aggregate Discounted Value necessary to cause the applicable Borrowing Base to be not less than the aggregate principal amount of the Clearing Fund Pool Loans or the Company Pool Loans then outstanding, as the case may be.

Section 7.9 Additional Clearing Members. Upon any Person becoming a Clearing Member, to the extent such Person’s assets are included in the Clearing Fund Borrowing Base, such Clearing Member will execute and deliver a supplement to the Security and Pledge Agreement, substantially in the form of Exhibit A thereto, joining such Clearing Member as a party to the Security and Pledge Agreement and a supplement to each applicable Control Agreement joining such Clearing Member as a party to such Control Agreement; provided that, in the case of any Money Fund Shares of such Clearing Member, joining such Clearing Member as a party to the applicable Money Fund Control Agreement shall be conditioned upon, but shall occur prior to or simultaneously with, such Money Fund Shares being included in the Clearing Fund Collateral Pool. If any Clearing Member becomes a party to any Loan Document and is a member of an exchange which is qualified to clear trades through the Clearing House other than CME, CBOT or NYMEX, then the Company shall promptly (upon such Person’s becoming a Clearing Member) update Exhibit H (which it shall be permitted to do for this purpose) to include the relevant Rules of such exchange for purposes of the Loan Documents.

Section 7.10 Rule Changes. The Company will not, without the prior written consent of the Banks, amend, revoke, or rescind any Rule in any manner that would have a materially adverse effect on the Lien granted to the Collateral Agent in the Collateral or the ability of the Collateral Agent to enforce any of its rights under the Collateral Documents.

Section 7.11 Taxes. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those (i) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves required in accordance with GAAP have been set aside on the books of the Company or such Subsidiary, as applicable, or (ii) as to which the failure to pay would not reasonably be expected to have a Material Adverse Effect.

Section 7.12 Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice in the industry, and the Company will furnish to the Administrative Agent upon request of any Bank information as to the insurance carried. The Administrative Agent shall furnish such information to each Bank.

Section 7.13 Fundamental Changes. The Company will not merge into or consolidate with any other Person, unless the Company is the surviving Person, or liquidate or dissolve.

ARTICLE VIII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 8.1 Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary to the Banks in this Agreement or in any certificate or written information delivered in connection with this Agreement or any other Loan Document shall be materially false as of the date on which made or deemed to have been made.

Section 8.2 Payment Defaults. Nonpayment of the principal of any Loan when due, nonpayment of interest upon any Loan within five days after the same becomes due or nonpayment of any commitment fee or other Obligation under any of the Loan Documents within ten days after the same becomes due.

Section 8.3 Certain Covenant Defaults. (i) Any breach by the Company of any of the terms required to be observed by it under Section 7.1 (other than Section 7.1(g)), which is not remedied within ten days after the Company receives written notice from any Bank or the Administrative Agent; (ii) any breach by the Company of any of the terms required to be observed by it under Section 2.6, 7.2, 7.7, 7.8, 7.10 or 7.13; or (iii) any material breach by the Company of any of the other terms or provisions required to be observed by it under Article VII which is not remedied within five days after the Company receives written notice from any Bank or the Administrative Agent.

Section 8.4 Other Covenant Defaults. The breach by the Company (other than a breach which constitutes a Default under Section 8.1, 8.2 or 8.3) of any of the terms or provisions of this Agreement or any other Loan Document to which such Person is a party which is not remedied within five days after written notice from any Bank or the Administrative Agent.

Section 8.5 Other Indebtedness. Failure of the Company or any Subsidiary to pay any Indebtedness in an aggregate amount in excess of $5,000,000 when due; or the default by the Company or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, which results in such Indebtedness being accelerated or declared to be due and payable or required to be prepaid, redeemed or defeased (other than by a regularly scheduled repayment, redemption or defeasance or mandatory prepayment, redemption or defeasance) prior to its stated maturity.

Section 8.6 Bankruptcy, etc. The Company or any Subsidiary shall (a) have an order for relief entered with respect to it under the federal bankruptcy code, (b) not pay, or admit in writing its inability to pay, its debts generally as they become due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (e) institute any proceeding seeking an order for relief under the federal bankruptcy code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.6 or (g) fail to contest in good faith any appointment or proceeding described in Section 8.7.

Section 8.7 Involuntary Bankruptcy, etc. Without the application, approval or consent of the Company or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of its property, or a proceeding described in Section 8.6(e) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.

Section 8.8 [Reserved].

Section 8.9 Judgments. The Company or any Subsidiary shall fail to pay, bond or otherwise discharge, within 30 days of the entry thereof, any judgment or order for the payment of money in excess of $1,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

Section 8.10 Security Interest; Validity. The Collateral Agent, for the ratable benefit of the Banks, shall not have a valid and perfected first priority security interest in the Collateral other than in connection with any release of Collateral contemplated hereby or by any other Loan Document and other than with respect to any Money Fund Shares not included in the Clearing Fund Collateral Pool; or the Company shall assert the invalidity of any such security interest or the invalidity or unenforceability of any Collateral Document; or any Collateral Document shall be terminated without the Collateral Agent’s written consent.

Section 8.11 CFTC Designation. The Commodity Futures Trading Commission (or its successor) shall revoke or suspend the designation of the Company as a contract market under the Commodity Exchange Act, as amended, for any futures contract other than for reasons of dormancy or low volume in such contract or for reasons of disruptions in the underlying market for such contract.

ARTICLE IX
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.1 Acceleration. If any Default described in Section 8.6 or 8.7 occurs, the obligations of the Banks to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of any Bank or the Administrative Agent. If any other Default occurs, and for so long as it is continuing, the Administrative Agent upon the consent of the Required Banks may, or upon the direction of the Required Banks shall, terminate or suspend the Commitments of the Banks to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives. In addition, at any time after which the Obligations have become due and payable and the obligations of the Banks to make Loans hereunder have terminated in accordance with this Section 9.1, the Collateral Agent may, with the consent of the Required Banks (or shall, upon the direction of the Required Banks), enforce any and all rights and interest created under the Collateral Documents or the UCC, including, without limitation, foreclosing the security interests created pursuant to the Collateral Documents by any available judicial procedure, and exercise all other rights and remedies of the Collateral Agent otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved and all of which rights shall be cumulative.

Section 9.2 Amendments. Subject to the provisions of this Section 9.2, the Required Banks or the Administrative Agent (with the written consent of the Required Banks) and, in either case, the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or the Company hereunder or waiving any Default hereunder; provided, however, that:

(a) no amendment, waiver or modification of any provision of this Agreement shall (i) change the percentage in the definition of the terms “Required Banks” or “Supermajority Banks” or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or give any direction or grant any consent hereunder without the consent of all of the Banks, (ii) reduce the principal amount of or extend the scheduled date of payment for any Advance beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest thereon without the consent of each Bank directly affected thereby, (iii) reduce the rate or extend the time of payment of any commitment fee without the consent of each Bank directly affected thereby, (iv) adjust the amount of the Commitment of any Bank except as otherwise permitted herein or postpone the scheduled date of expiration of any Commitment without the consent of each Bank directly affected thereby, (v) amend Section 2.6, 2.14, 3.4(b) (solely with respect to pro rata treatment of payments to the Banks), 4.3 (solely with respect to pro rata treatment of payments to the Banks), 5.2, this Section 9.2, or Section 12.1(b) or (c) without the consent of each Bank directly affected thereby, (vi) extend the Revolving Credit Termination Date without the consent of each Bank directly affected thereby, (vii) permit the Company to assign its rights under this Agreement without the consent of all of the Banks, (viii) subject to clause (c) below, amend the definition of “Eligible Assets”, “Advance Rate”, “Concentration Limit”, “Minimum Credit Rating”, “Borrowing Base”, “Discounted Value” or the provisions of Annex I hereto, in each case without the consent of the Supermajority Banks, (ix) release any of the Collateral from the Lien granted pursuant to the Collateral Documents to the extent that on the date of such release the aggregate outstanding principal amount of all Clearing Fund Pool Loans or all Company Pool Loans exceed, or will immediately after such release and any concurrent redesignation pursuant to Section 2.13 exceed, the applicable Borrowing Base, other than as permitted by this Agreement or any other Loan Document (including without limitation Section 2.9 of this Agreement) without the consent of the Supermajority Banks or (x) amend, modify or waive any provision of Section 2.11 or the definition of the term “Defaulting Bank” (or the definition of any component thereof) without the consent of the Required Banks and the Administrative Agent (for the avoidance of doubt, this clause (x) shall be the only clause in this subsection applicable to any such amendment, modification or waiver of Section 2.11 or the definition of the term “Defaulting Bank”);

(b) the Company may (i) add one or more new Banks pursuant to Section 2.10 without the consent of any other Bank and (ii) in connection with the removal or replacement of any Bank in accordance with Section 2.12, (A) reduce the Aggregate Commitment up to the amount of any Terminated Bank’s Commitment without the consent of any other Bank and (B) add one or more Replacement Banks in accordance with applicable law and the provisions of Section 11.1(c); provided, however, that each such new Bank or Replacement Bank shall agree in writing to be bound by the terms of this Agreement;

(c) subject to the consent of the Administrative Agent and the Collateral Agent (which consents shall not be unreasonably withheld or delayed), the Company may modify the Eligible Assets, Advance Rate, the Concentration Limit, the Minimum Credit Rating, the Borrowing Base, Discounted Value or the provisions of Annex I hereto at any time, without the consent of the Banks, if such modification results in an imposition of a more restrictive definition of Eligible Assets, Advance Rate, Concentration Limit, Minimum Credit Rating, Borrowing Base or Discounted Value or more restrictive provisions of Annex I than as set forth herein as of the Closing Date;

(d) subject to the consent of the Collateral Agent (which consent shall not be unreasonably withheld or delayed), the Company may add or remove any Securities Account or money market fund to or from the schedules to the Security and Pledge Agreement as provided in the Security and Pledge Agreement or any Control Agreement without the consent of the Banks; and

(e) any amendment, modification or waiver of any provision of any Loan Documents that affects the rights or obligations of an Agent shall not be effective without such Agent’s prior written consent.

Section 9.3 Preservation of Rights. No delay or omission of any of the Agents or the Banks to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence, regardless of whether the Administrative Agent or any Bank may have had notice or knowledge of such Default at the time. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless the same shall be permitted by Section 9.2, and then only in the specific instance and for the purpose for which given. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Banks until the Obligations have been paid in full and the Commitments have been terminated.

ARTICLE X
THE AGENTS

Section 10.1 Declaration and Acceptance of Appointment; No Fiduciary Duties. Subject to the terms and conditions hereof, each Bank hereby appoints and authorizes JPMorgan Chase Bank, N.A. as its administrative agent hereunder and under the other Loan Documents and to act as its collateral agent hereunder and under each of the Collateral Documents and other Loan Documents, with such powers as are expressly delegated to each Agent by the terms of this Agreement, the Collateral Documents, and the other Loan Documents, together with such other powers as are reasonably incidental thereto. JPMorgan Chase Bank, N.A., by its execution hereof, hereby accepts the appointment made under this Section 10.1. Neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth in this Agreement, the Collateral Documents and the other Loan Documents, or be a trustee for, or have any fiduciary obligation to, any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of either the Administrative Agent or the Collateral Agent shall be read into this Agreement or any other Loan Document or otherwise exist for such Agent, regardless of whether a Default or an Unmatured Default shall have occurred and be continuing. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent and the Collateral Agent shall act (except as set forth in Section 11.1(d), solely with respect to actions by the Administrative Agent in respect of the Register) solely as agents for the Banks and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Company or any of its successors or assigns. Neither the Administrative Agent nor the Collateral Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement, any other Loan Document or applicable law. The appointment and authority of each Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations and the termination of the Commitments. Each Bank hereby authorizes the Collateral Agent to execute each of the Collateral Documents on behalf of such Bank (the terms of which shall be binding on such Bank) and to release any lien in any Collateral if such release is provided for in any Loan Document or is otherwise consented to in accordance with Section 9.2.

Section 10.2 Reliance by Each Agent. Each Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Each Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive advice or concurrence of the Company or the Required Banks (or, if required, all of the Banks), as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Banks, provided that unless and until such Agent shall have received such advice, such Agent may take or refrain from taking any action, as such Agent shall deem advisable and in the best interests of the Banks. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Company or the Required Banks or all of the Banks, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

Section 10.3 Reimbursement and Indemnification. The Banks severally agree to reimburse and indemnify each Agent and its Related Parties ratably in proportion to the amounts of their respective Commitments, to the extent not paid or reimbursed by the Company (i) for any amounts for which such Agent, acting in its capacity as Agent, is entitled to reimbursement by the Company hereunder or under any other Loan Document and (ii) for any other actual out-of-pocket expenses incurred by such Agent, in its capacity as Agent and acting on behalf of the Banks, in connection with the administration and enforcement of this Agreement and the other Loan Documents, except in each case, for any amounts or expenses that arise as a result of the gross negligence or willful misconduct of such Agent.

Section 10.4 Each Agent in its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company or any Affiliate of the Company as though such Agent were not an Agent hereunder. With respect to the making of Loans pursuant to this Agreement, each Agent shall have the same rights and powers under this Agreement in its individual capacity as any Bank and may exercise the same as though it were not an Agent, and the terms “Bank,” and “Banks” shall include each Agent in its individual capacity.

Section 10.5 Resignation or Termination of Agent; Sub-Agents.

(a) Any Agent may resign its position as such at any time upon ninety (90) days’ prior notice to the Company, the other Agent and the Banks. The Administrative Agent shall resign upon the request of the Company in the event the Administrative Agent is a Defaulting Bank. The Required Banks, with the consent of the Company (such consent not to be unreasonably withheld), may appoint a successor Agent to succeed any Agent that resigns or is terminated pursuant to this Section 10.5. Subsequent to the effective date of such resignation or termination, the resigning or terminated (as applicable) Agent shall have no further obligations in that capacity under this Agreement. After any such Agent’s resignation hereunder, the provisions of this Article X and Section 11.9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

(b) If no successor Agent shall have been appointed by the Company and the Required Banks and shall have accepted such appointment prior to the effective date of the resignation or termination of the then acting Agent, the resigning or terminated Agent may appoint a successor Agent, which shall be a bank or trust company organized under the laws of the United States of America or any State thereof, having a combined capital and surplus of at least $500,000,000.

(c) Unless and until a successor Agent is appointed pursuant to Sections 10.5(a) and 10.5(b) by the Company and the applicable Principal Banks acting together, (i) the services performed by such Agent hereunder shall be performed by the individual Principal Banks and the Company, each on its own behalf, and (ii) any payments or communications made by the Company to such Agent hereunder shall be made directly to the applicable individual Principal Banks.

Section 10.6 Non-Reliance Representation. Each of the Banks acknowledges and represents that it has, independently of and without reliance upon any Agent, and based solely upon its own expertise (and the expertise of its agents and independent advisors, if any) and upon financial statements and other information deemed appropriate by it, made its own credit analysis of the Company and made its own decision to enter into this Agreement. Each of the Banks further acknowledges and represents that it will, independently of and without reliance upon any Agent, and based solely upon its own expertise (and the expertise of its agents and independent advisors, if any) and upon such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis of the Company and its own decisions with respect to this Agreement.

Section 10.7 Exculpation. No Agent nor any of its shareholders or Related Parties shall be liable to the Banks, or any of them individually, for any obligation, undertaking, act or judgment of the Company or any other Person, or for any error of judgment or any action taken or omitted to be taken by such Agent (except and to the extent that the same arises from gross negligence or willful misconduct on the part of such Agent), or be bound to ascertain or inquire as to the performance or observance of any term of any of the Loan Documents. Without limiting the generality of the foregoing, each Agent: (a) may rely on the advice and statements of legal counsel selected by it (including, without limitation, counsel to the Company), independent accountants, pricing services and other experts selected by such Agent and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, pricing services or other experts; (b) makes no warranty or representation and shall not be responsible for any warranty or representation made in or in connection with any of the Loan Documents by any Person other than such Agent, or for the financial condition of the Company or any other Person, or for the observance or performance of any obligations of the Company or any other Person other than such Agent, or for the truth or accuracy of any document provided to such Agent that such Agent has initially received from, or that such Agent has prepared based upon information received from, the Company or any other Person; (c) makes no warranty or representation and shall not be responsible for the due execution, validity, enforceability, sufficiency or collectibility of any of the Loan Documents; (d) shall incur no liability under or in respect of any such agreement or document by acting upon any notice (by telephone or otherwise), or writing (including email, telex and telegraphic communication) believed by it in good faith to be genuine and to be signed or sent by the proper party or Person; and (e) makes no warranty or guarantee as to: (i) future payments by the Company or any other obligor or guarantor of the Loans, (ii) the Company’s future compliance with or performance of any of the terms and conditions contained in the Loan Documents, or (iii) the collectibility of the Loans.

Section 10.8 Collateral Valuation. The Collateral Agent shall monitor the Market Value of the Collateral. On each Borrowing Date, the Collateral Agent shall determine the Market Value of the Collateral (in accordance with Section 3.1(b) with respect to timing of such valuation). On each subsequent Business Day on which there is an outstanding Advance, the Collateral Agent shall (i) to the extent any such Advance is a Company Pool Loan, determine the Company Borrowing Base on and as of such date in accordance with its usual and customary practices and (ii) to the extent any such Advance is a Clearing Fund Pool Loan, determine the Clearing Fund Borrowing Base on and as of such date in accordance with its usual and customary practices, and, in each case, shall advise and notify (which may be by telephone, provided that written confirmation thereof shall promptly follow) the Company, the Administrative Agent and each Bank of each such determination.

ARTICLE XI
GENERAL PROVISIONS SECTION

Section 11.1 Successors and Assigns; Participating Interests.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that (i) the Company may not assign or otherwise transfer any of its rights or obligations under this Agreement except as provided in Section 9.2 (and any attempted assignment or transfer by the Company shall be null and void) and (ii) no Bank may assign or otherwise transfer any of its rights or obligations under this Agreement except in accordance with this Section 11.1.

(b) (i) Any Bank may, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Commitment of such Bank or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof and the Company and each Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participating interest shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and in no event shall a Bank that sells a participating interest be obligated to the Participant to take or refrain from taking any action hereunder or under any of the other Loan Documents except that such Bank may agree that it will not, without the consent of such Participant, agree to (A) reduce the principal of, or interest payable on (or reduce the rate of interest applicable to), the Loans of such Bank or any fees or other amounts payable to such Bank hereunder which, in each case, are related to the participating interest sold to such Participant or, (B) postpone the date fixed for any payment of the principal of, or interest on, the Loans of such Bank or other amounts payable to such Bank hereunder which, in each case, are related to the participating interest sold to such Participant.

(ii) Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Bank may (or in accordance with Section 11.4(h) shall), in accordance with applicable law, and with the consent of the Company (such consent not to be unreasonably withheld) and the Administrative Agent (such consent not to be unreasonably withheld), at any time assign to one or more financial institutions (all such financial institutions, collectively, “Assignees”) all or any part of its Commitment (and related Revolving Loans) or if the Commitments have been terminated, its Loans, pursuant to an assignment agreement (an “Assignment Agreement”), executed by such Assignee and such Bank and delivered to the Company and each Agent; provided that the consent of the Company (and the consent of the Administrative Agent, solely with respect to clauses (B) and (C)) to any such assignment shall not be required if (A) a Default under any of Sections 8.2, 8.6 or 8.7 has occurred and is continuing, (B) the assignment is by a Bank to an Affiliate of such Bank or another existing Bank or an Affiliate of such other existing Bank or (C) the assignment (including any pledge) is by any Bank of its Loans and its rights hereunder with respect thereto to any Federal Reserve Bank. Upon such execution and delivery of an Assignment Agreement, from and after the effective date as specified therein, (x) the Assignee thereunder shall be a party hereto and shall be bound by the provisions hereto and, to the extent provided in such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, with its Commitment as set forth in such Assignment Agreement, and (y) the transferor Bank thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.14, 3.4(b), 4.3, 11.4, 11.9, 12.1(b) and 12.1(c) (to the extent such obligations arose prior to the effective date of such Assignment Agreement)). Upon delivery of the Assignment Agreement to the Company and each Agent, the Company, each Agent and the Banks shall treat the Assignee as the owner of the Loans and Commitment recorded therein for all purposes of this Agreement. Except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans, the amount of the Commitment or Revolving Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and each continuing assigning Bank shall retain a Commitment of not less than $10,000,000, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if a Default under any of Sections 8.2, 8.6 or 8.7 has occurred and is continuing. Any assignment or transfer by a Bank that does not comply with this Section 11.1 shall be treated for purposes of this Agreement as a sale by such Bank of a participating interest in such rights and obligations in accordance with subsection 11.1(b).

(d) On the effective date specified in any Assignment Agreement, or as soon as possible thereafter, the Company shall, upon request, execute and deliver to the applicable Assignee a new Note to the order of such Assignee reflecting the Commitment and outstanding Loans obtained by it pursuant to such Assignment Agreement and, if the transferor Bank has retained a Commitment and Loans hereunder, upon request, a new Note in exchange for the Note held by the transferor Bank (which existing Note shall be surrendered to the Company) to the order of the transferor Bank reflecting the Commitment and outstanding Loans retained by it hereunder. Such new Notes shall be dated the effective date of the Assignment Agreement as specified therein and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the transferor Bank shall be returned by the transferor Bank to the Company marked “canceled”. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interest therein, as indicated in the Register, for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(e) The Company authorizes each Bank to disclose to any Participant or Assignee and any prospective Participant or Assignee any and all financial and other information in such Bank’s possession concerning the Company which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement; provided that such Participant or Assignee or prospective Participant or Assignee agrees to be bound by the confidentiality provisions contained in Section 11.12.

(f) If, pursuant to this Section 11.1, any interest in this Agreement or any Loan is transferred to any Assignee which is organized under the laws of any jurisdiction other than the United States or any state thereof, such Assignee, concurrently with the effectiveness of such transfer and becoming a party to this Agreement pursuant to the applicable Assignment Agreement shall, (i) represent to the transferor Bank (for the benefit of the transferor Bank, each Agent and the Company) that under applicable law and treaties then in effect no United States federal taxes will be required to be withheld by any Agent, the Company or the transferor Bank with respect to any payments to be made to such Assignee hereunder, (ii) furnish to the Company the documentation described in Section 11.4(f), (wherein such Assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder) and (iii) agree to otherwise comply with the terms of Section 11.4(f).

(g) Notwithstanding anything to the contrary contained in this Section 11.1, no Bank may assign or sell participating interests, or otherwise syndicate all or any portion of such bank’s interests under this Agreement or any other Loan Document to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (x) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (y) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

(h) The transferor Bank shall pay to the Administrative Agent for its own account a processing and recording fee of $3,500. Upon its receipt of a duly completed Assignment Agreement executed by an assigning Bank and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in this subsection 11.1(h) and any written consent to such assignment required by subsection 11.1(c), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection 11.1(h).

(i) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Section 11.2 Survival. All representations and warranties of the Company contained in this Agreement shall survive the making of the Loans herein contemplated. The provisions of Sections 11.4, 11.9, 12.1(b) and 12.1(c) and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 11.3	[Reserved].

Section 11.4	Taxes.

(a) All payments to any Bank with respect to the Loans shall be made free and clear of, and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount (the “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums described in this paragraph) such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. In addition, to the extent not paid in accordance with the preceding sentence, the Company shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(b) Subject to subsection (g) below, the Company shall indemnify each Bank for Indemnified Taxes and Other Taxes paid by such Bank, provided, however, that the Company shall not be obligated to make payment to any Bank in respect of penalties, interest and other similar liabilities attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are reasonably attributable to the gross negligence or willful misconduct of such Bank.

(c) If a Bank shall become aware that it is entitled to claim a refund from a governmental authority in respect of Indemnified Taxes or Other Taxes paid by the Company pursuant to this Section 11.4, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company, or with respect to which the Company has paid Additional Amounts pursuant hereto, it shall promptly notify the Company of the availability of such refund claim and, if such Bank determines in good faith that making a claim for refund will not have a material adverse effect on its taxes or business operations, shall, within 30 days after receipt of a request by the Company, make a claim to such governmental authority for such refund at the Company’s expense. If a Bank receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Company pursuant hereto, it shall within 30 days from the date of such receipt pay over such refund to the Company (but only to the extent of Indemnified Taxes or Other Taxes paid pursuant to hereto, including indemnity payments made or Additional Amounts paid, by the Company under this Section 11.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of such Bank and without interest (other than interest paid by the relevant governmental authority with respect to such refund). This Section shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(d) If any Bank is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Indemnified Taxes or Other Taxes on payments made to it by the Company, such Bank shall, upon the request of the Company, complete and deliver from time to time any certificate, form or other document requested by the Company, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by such Bank, would not, in the reasonable judgment of such Bank be disadvantageous or prejudicial to such Bank or inconsistent with its internal policies or legal or regulatory restrictions. For any period with respect to which a Bank has failed to provide any such certificate, form or other document requested by the Company, such Bank shall not be entitled to any payment under this Section 11.4 in respect of any Indemnified Taxes or Other Taxes that would not have been imposed but for such failure.

(e) Each Bank organized under the laws of a jurisdiction in the United States, any State thereof or the District of Columbia (other than Banks that are corporations or otherwise exempt from United States backup withholding Tax) (each such Bank, a “US Bank”) shall (i) deliver to the Company, upon execution hereof (or, with respect to Persons becoming Banks hereunder by assignment, upon execution of the relevant assignment agreement), two original copies of United States Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by such Bank, certifying that such Bank is exempt from United States backup withholding Tax on payments of interest made under the Loan Documents and (ii) thereafter, at each time when it is so reasonably requested in writing by the Company or at such time the Bank becomes aware of the invalidity or obsolescence of a previously delivered form, deliver within a reasonable time two original copies of an updated Form W-9 or any successor form thereto. Notwithstanding the provisions of subsection (a) and (b) above, the Company shall not be required to indemnify a US Bank to the extent the obligation to pay such indemnity payment or Additional Amounts would not have arisen but for a failure by such US Bank to comply with this subsection (e), except (i) where such failure is a result of a change in law (including, but not limited to, a change in the requirements set forth on Internal Revenue Service Form W-9 or any change in interpretation of such requirements) occurring after such time the US Bank becomes a party hereto or (ii) to the extent such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company.

(f) Each Bank, Agent and other Person receiving payments under this Agreement that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (each such Bank, a “Foreign Bank”) that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Company, upon execution hereof (or, with respect to Persons becoming Banks hereunder by assignment, upon execution of the relevant assignment agreement), such properly completed and duly executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate, unless in the good faith opinion of the Foreign Bank such documentation would expose the Foreign Bank to any material adverse consequences or risk or is inconsistent with its internal policies or legal or regulatory restrictions, it being understood that the completion of an Internal Revenue Service Form W-8BEN, W-8IMY or W-ECI by a Foreign Bank, as applicable, as of the date of this Agreement, shall not be considered to be inconsistent with such Foreign Bank’s internal policies or legal or regulatory restrictions or expose such Foreign Bank to a material adverse consequence. Such documentation shall be delivered by each Foreign Bank on or before the date it becomes a Bank and on or before the date, if any, such Foreign Bank changes its applicable lending office by designating a different lending office with respect to its Loans (a “New Lending Office”). In addition, each Foreign Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Bank. Each Agent and Bank (and, in the case of a Foreign Bank, its lending office), represents that on the date hereof, payments made hereunder by the Company to it would not be subject to United States Federal withholding tax.

(g) Notwithstanding the provisions of subsection (a) and (b) above, the Company shall not be required to indemnify any Foreign Bank, or to pay any Additional Amounts to any Foreign Bank, in respect of United States federal withholding tax pursuant to subsection (a) or (b) above, (A) to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Foreign Bank became a Bank, became a party hereto or otherwise acquired its interest herein or in the case of a Foreign Bank that after becoming a party hereto changes its classification for United States federal income tax purposes under Section 7701 of the Code, United States federal withholding tax that exist on the date such change in entity classification is effective, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company or such Bank was entitled, immediately prior to such change in entity classification becoming effective, to receive additional amounts from the Company; (B) with respect to a change by such Foreign Bank of the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business, from the date such Foreign Bank changed such jurisdiction, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Bank had it not changed the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business; or (C) to the extent that the obligation to pay such indemnity payment or Additional Amounts would not have arisen but for a failure by such Foreign Bank to comply with the provisions of Section 11.4(d) or (f).

(h) If any Bank requests compensation under this Section 11.4, or if the Company is required to pay any additional amount to any governmental authority for the account of any Bank pursuant to this Section 11.4, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding or eliminating the amounts payable pursuant to this Section 11.4, provided that such designation or assignment shall be on such terms that such Bank and its lending office, in such Bank’s sole judgment, suffer no economic, legal, regulatory or other disadvantage and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

If Bank requests compensation under this Section 11.4, or if the Company is required to pay any additional amount to any governmental authority for the account of any Bank pursuant to this Section 11.4, then the Company may, at its sole expense and effort, upon notice to such Bank, require such Bank to assign and delegate, without recourse, in accordance with and subject to the restrictions contained in Section 11.1, all of such Bank’s interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (which assignee or assignees may be one or more other Banks); provided that (i) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (ii) such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

A certificate of the relevant Bank setting forth the basis for any amounts (and the calculation thereof and methodology in calculating, each in reasonable detail) claimed under this Section 11.4 shall be delivered to the Company and shall be conclusive absent manifest error. Failure or delay on the part of a Bank to demand compensation of any amount under this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Company shall not be required to compensate any such Bank for any amounts claimed under this Section that are incurred more than 90 days prior to the date that such Bank notifies the Company of the circumstances giving rise to such amounts and such Bank’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such amounts have retroactive effect, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(i) Any payment required to be made by the Company to any Bank under this Section 11.4 shall be deemed an Obligation and be secured by the Collateral.

Section 11.5 Choice of Law; Jurisdiction. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. The Company and the Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois in any action or proceedings arising out of or relating to any Loan Documents and the Company and the Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction. Each party irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 11.6 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 11.7 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Company and the Banks and supersede all prior agreements and understandings among the Company and the Banks relating to the subject matter thereof.

Section 11.8 Several Obligations. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other. The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

Section 11.9 Expenses; Indemnification; Increased Costs; Damage Waiver.

(a) The Company shall reimburse (i) each Agent for any and all reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys) paid or incurred by such Agent in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) each Agent and each Bank for any and all reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys) paid or incurred by such Agent or such Bank, as applicable, in connection with the collection, liquidation and enforcement of the Loan Documents and/or the Collateral. The Company further agrees to indemnify each Agent, each Bank and each Related Party of any of the foregoing Persons (each an “Indemnified Party”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder (all of the foregoing being collectively referred to as “Indemnified Amounts”), excluding, however, in all of the foregoing instances, Indemnified Amounts arising from the gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification and Indemnified Amounts consisting of taxes for which an indemnification is provided or specifically excluded from indemnification pursuant to Section 11.4.

(b) If, after the date hereof, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) is adopted, or there is any change in the interpretation thereof, or the compliance of any Bank with such, which, in any case, affects the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank reasonably determines the amount of capital required is increased by or based upon the existence of this Agreement or its Commitment hereunder and such increased capital results in increased costs to such Bank, then, such Bank shall notify the Company of such fact and shall provide a reasonably detailed description of such increased costs in the notice (“Increased Cost Notice”), together with documentation from the relevant regulatory body setting forth such increased capital requirement, and the Company shall, in its sole discretion, determine whether to terminate such Bank’s Commitment in accordance with Section 2.12. Any payment required to be made by the Company under this Section 11.9(b) shall be deemed an Obligation and be secured by the Collateral.

(c) [Reserved]

(d) [Reserved]

(e) All amounts due under this Section 11.9 shall be payable promptly after written demand therefor.

(f) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against the Administrative Agent or the Banks on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, or the use of the proceeds thereof.

(g) Each Bank shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes attributable to such Bank that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant government authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.

Section 11.10 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 11.11 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 11.12 Confidentiality. Each of the Banks and each Agent agrees to maintain the confidentiality of the Company Information (as defined below), except that Company Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and agree to keep such Company Information confidential on terms substantially similar to this Section 11.12), (b) to the extent required by any governmental agency or representative thereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or to the extent reasonably required in connection with any litigation relating to this Agreement or the Collateral to which such Bank or such Agent, as applicable, is a party, (d) subject to an agreement containing provisions substantially the same as those described in this Section 11.12, to any Assignee or Participant, (e) with the consent of the Company, (f) to the extent such Company Information becomes publicly available other than as a result of a breach of its confidentiality obligations as described in this Section 11.12 or (g) to any other party to this Agreement.

As used in this Section, “Company Information” means all information received from the Company or any of its Subsidiaries or Affiliates relating to Holdings or any of its subsidiaries (including the Company) or any of their respective Affiliates, or their businesses, other than any such information that is available to any Agent or any Bank, as applicable, on a non-confidential basis prior to disclosure by the Company.

Section 11.13 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

Section 11.14 USA Patriot Act Notification. The following notification is provided to the Company pursuant to Section 326 of the USA Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Company opens an account, the Administrative Agent, the Collateral Agent and the Banks will ask for the Company’s name, tax identification number, business address, and other information that will allow the Administrative Agent, the Collateral Agent and the Banks to identify the Company. The Administrative Agent, the Collateral Agent and the Banks may also ask to see the Company’s legal organizational documents or other identifying documents.

ARTICLE XII
SETOFF; RATABLE PAYMENTS

Section 12.1 Setoff; Ratable Payments.

(a) In addition to, and without limitation of, any rights of the Banks or Agents under applicable law, if the Company becomes insolvent, however evidenced, or any Default occurs and is continuing, any indebtedness or other obligation owing from any Bank or Agent to the Company (including all account balances, whether provisional or final and whether or not collected or available but excluding (x) any accounts designated as or representing “customer segregated funds” accounts and (y) any accounts pledged to such Bank to secure an overdraft facility to ensure the settlement of foreign currency futures and options contracts traded on the exchange of the Company, CBOT, NYMEX or any other exchange in respect of which the Company has equivalent authority) may be offset and applied toward the payment of the Obligations owing to such Bank or Agent, as the case may be, whether or not the Obligations, or any part thereof, shall then be due.

(b) Subject to Section 2.11, if any Bank, whether by setoff or otherwise, has payment made to it upon any Loan in a greater proportion than that received by any other Bank upon any Loan constituting a portion of the same Advance, such Bank shall distribute to the Administrative Agent an amount equal to each of the other Banks’ pro rata share of such payment. Such payment shall be distributed ratably between the Banks in proportion to each Bank’s respective share of the total Obligations outstanding under this Agreement. Any payment distributed pursuant to this subsection (b) to the Administrative Agent shall be distributed by the Administrative Agent to the applicable Banks in accordance with the provisions of this Agreement.

(c) Subject to Section 2.11, if any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for any category of its Obligations or such amounts which may be subject to setoff, in any case, in excess of its pro rata share thereof, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their Obligations of the same category. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

(d) The Company agrees that any Participant in a Loan may exercise setoff rights as provided by Section 12.1(a) as though it were a Bank with respect to its participating interest, provided that such Participant has agreed that it shall be subject to Sections 12.1(b) and (c) as though it were a Bank.

ARTICLE XIII
NOTICES

Section 13.1 Giving Notice. (a) Except as otherwise herein provided, any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed delivered (i) upon receipt if sent by an overnight courier service, or (ii) when sent by facsimile, telex, email or SWIFT message, in each case, addressed to the Company, the Agents and the Banks at the addresses or transmission numbers indicated below their signatures to the Agreement or otherwise notified to the Company, the Agents or the Banks, as applicable.

(b) (i) Email transmissions of the Company in respect of any Advance Request required pursuant to Section 3.1(a) shall be sent to the following address:

cme—jpm—loan—agency@jpmorgan.com

(ii) Email transmissions of the Company in respect of any Collateral Notice required pursuant to Section 3.1(a) shall be sent to the following address:

cme—jpm—collateral@jpmorgan.com

Section 13.2 Change of Address. The Company, any Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV
COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page by facsimile or email shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be effective when it has been executed by the Company, the Agents and the Banks.

ARTICLE XV
SUBORDINATION

The Company hereby subordinates its Lien on the Collateral to the Lien therein granted to the Collateral Agent pursuant to the Collateral Documents and the Company shall not take any action of any nature whatsoever to enforce its Lien until all of the Obligations have been paid in full and the Commitments have been terminated.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company, the Agents and the Banks have executed this Agreement as of the date first above written.

CHICAGO MERCANTILE EXCHANGE INC.
(a Delaware corporation)

By: /s/Kimberly S. Taylor

Name: Title:	Kimberly S. Taylor President, CME Clearing

Date: December 9, 2009

20 South Wacker Drive
Chicago, Illinois 60606
Fax: (312) 930-3187
S.W.I.F.T.: XCMEUS4C
Kim.Taylor@cmegroup.com

Attention: President, CME Clearing

With a copy to:
20 South Wacker Drive
Chicago, Illinois 60606
Fax: (312) 930-3187
S.W.I.F.T.: XCMEUS4C
Attention: General Counsel

Commitments

$100,000,000 JPMORGAN CHASE BANK, N.A.,

individually and as Administrative Agent and Collateral Agent

By:/s/ Alexeev Taboas

Name: Title:	Alexeev Taboas Vice president

277	Park Avenue, 36th Floor

New York, New York 10172
Fax: (212) 270-1511
Attention: Alexeev Taboas

Alexeev.Taboas@jpmorgan.com

If to the Administrative Agent:

JPMorgan Chase Bank
Investment Bank Loan Operations – North America
1111 Fannin Street, 10th Floor
Houston, Texas 77002
(713) 374-4312 (facsimile)
(713) 750-3560 (confirm)
Attn: Carla M. Kinney
cme—jpm—loan—agency@jpmorgan.com, and
carla.m.kinney@chase.com

with a copy to:

JPMorgan Chase Bank
Investment Bank Loan Operations – North America
1111 Fannin Street, 10th Floor
Houston, Texas 77002
(713) 374-4312 (facsimile)
(713) 750-6416 (confirm)
Attn: Siraz X. Maknojia
siraz.x.maknojia@jpmorgan.com

If to the Collateral Agent

JPMorgan Chase Bank, N.A.
Treasury & Securities Services – Wall Street Support
4 New York Plaza, Floor 11
New York, New York 10004
(917) 464-9985 (facsimile)
(212) 623-0471 (confirm)
Attn: Evadney Sandiford
cme—jpm—collateral@jpmorgan.com, and
evadney.sandiford@jpmorgan.com

JPMorgan Chase Bank, N.A.
Treasury & Securities Services – Wall Street Support
4 New York Plaza, Floor 11
New York, New York 10004
(917) 464-9985 (facsimile)
(212) 623-0472 (confirm)
Attn: Maria Yam

JPMorgan Chase Bank, N.A.
Treasury & Securities Services – Wall Street Support
4 New York Plaza, Floor 11
New York, New York 10004
(917) 464-9985 (facsimile)
(212) 623-0359 (confirm)
Attn: Cristina Marceca
cristina.marceca@jpmorgan.com

JPMorgan Chase Bank, N.A.
Treasury & Securities Services – Wall Street Support
4 New York Plaza, Floor 11
New York, New York 10004
(917) 464-9985 (facsimile)
(212) 623-0308 (confirm)
Attn: Lata Guendoo

Treasury & Securities Services — Operations
4 New York Plaza, Floor 11
New York, New York  10004
(212) 623-7870
Attn: Tess Chichioco

$100,000,000	HARRIS N.A., as a Bank
By:/s/ Linda Haven

Name: Linda Haven Title: Managing Director
111 West Monroe Street Chicago, Illinois 60603 Fax: (312) 765-8201
Linda.haven@bmo.com
Attention: Linda Haven
BANK OF MONTREAL, as Syndication Agent
By:/s/ Linda Haven

Name: Linda Haven Title: Managing Director

111 West Monroe Street
Chicago, Illinois 60603
Fax: (312) 765-8201

Linda.haven@bmo.com

Attention: Linda Haven

$75,000,000 BANK OF AMERICA, N.A., as Co- Documentation Agent and as a Bank

By:/s/ Maryanne Fitzmaurice

Name: Title:	Maryanne Fitzmaurice Senior Vice President

NYI-503-05-07

335 Madison Avenue, 5th Floor
New York, NY 10017
Fax: (212) 503-7027

Maryanne.fitzmaurice@baml.com

Attention: Maryanne Fitzmaurice

$75,000,000 CITIBANK, N.A., as Co-Documentation Agent and as a Bank

By:/s/ William Mandaro

Name: Title:	William Mandaro Director

388	Greenwich Street, 22nd Floor

New York, York 10013
Fax: (646) 688-6821

William.mandaro.citi.com

Attention: William Mandaro

$75,000,000 INTESA SANPAOLO SPA, as Co-Documentation Agent and as a Bank

By: /s/ Gianluca Corrias

Name: Title:	Gianluca Corrias EVP & General Manager

By: /s/ Francesco Di Mario
Name: Francesco Di Mario
Title: FVP & Head of Credit
One William Street

New York, NY 1004

Fax: 212-607-3727
Email: stroia@intesasanpaolo.us

$75,000,000 THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Co- Documentation Agent and as a Bank

By: /s/ Chimie T. Pemba

Name: Title:	Chimie T. Pemba Authorized Signatory

1251	Avenue of the Americas

New York., NY 10020-1104
Fax (212) 782-6440 with a copy to (312) 696-4535

Email: cpemba@us.mufg.jp

ewilkens@us.mufg.jp

Attention: US Corporate Banking- Chimie T. Pemba, Chris Wilkens

$50,000,000	LLOYDS TSB BANK PLC, as a Bank
By: /s/ Shane Klein

	Name: Title:	Shane Klein Senior Vice President

1095	Ave. of the Americas, 34th Floor

New York, NY 10020
(Fax) 212-930-5098
(Email) Shane.Klein@Lloyds TSB-USA.com

By: /s/ Candi Obrentz

Name: Title:	Candi Obrentz Vice President

1095	Ave. of the Americas, 34th Floor

New York, NY 10020
(Fax) 212-930-5098
(Email) CObrentz@LloydsTSB-USA.com

$50,000,000	MIZUHO CORPORATE BANK, LTD., as a		Bank
By:/s/ Hidekatsu Take

	Name: Title:	Hidekatsu Take Deputy General Manager

1800	Plaza Ten, Harborside Financial Ctr.

Jersey City, NJ 07311
Fax: (201) 626-9941
Attention: Helen Moi
Email: Helen.Moi@mizuhocbus.com

With a copy to:

1251 Avenue of the Americas
New York, NY 10020-1104
Fax: (212) 282-4488
Attention: Andre Liu
Email: Andre.Liu@mizuhocbus.com

$50,000,000 THE BANK OF NEW YORK MELLON, N.A., as a Bank

By:/s/ Thomas Caruso

Name: Title:	Thomas Caruso Managing Director

One Wall Street

New York, New York 10286
Fax: (212) 635-1194
Tel: (212) 635-6745
Email: Thomas.caruso@bnymellon.com

Attention: Thomas Caruso

$40,000,000	FIFTH THIRD BANK, as a Bank
By: /s/ Joseph A. Wemhoff—

Name: Joseph A. Wemhoff
Title: Vice President
222 S. Riverside Plaza, GRVR0D
Chicago, Illinois 60606
Fax: (312) 704-7365
Joseph.wemhoff@53.com
Attention: Joseph A. Wemhoff

$40,000,000	HSBC BANK USA, N.A.	, as a Bank
By:/s/ Paul Lopez

	Name: Title:	Paul Lopez Senior Vice President

452	Fifth Avenue

New York, New York 10018
Fax: (212) 525-2479

Paul.lopez@us.hsbc.com

Attention: Paul Lopez

$40,000,000 PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:/s/ Christine Lavelle

Name: Title:	Christine Lavelle Vice President

340	Madison Ave., 11th Floor

New York, NY 10173
Fax: (212) 210-9950

Christine.lavelle@pnc.com

Attention: Christine Lavelle

$40,000,000 STATE STREET BANK AND TRUST COMPANY, as a Bank

By:/s/ Juan G. Sierra

Name: Title:	Juan G. Sierra Vice President

100	Huntington Avenue

Tower 2, Floor 4
Boston, Massachusetts 02206
Fax: (617) 937-8890

jgsierra@statestreet.com

Attention: Juan Sierra, Vice President

$40,000,000 US BANK NATIONAL ASSOCIATION, as a Bank

By:/s/ James N. DeVries

Name: Title:	James N. DeVries Senior Vice President

U.S. Bank — Corporate Banking Chicago

209 South LaSalle Street, Suite 410
Chicago, Illinois 60604
Fax: 312-325-8754
Attention: James DeVries
James.devries@usbank.com

With copies to:

U.S. Bank Complex Credits

400 City Center

Oshkosh, WI 54901

Tel: 920-237-7624

Fax: 920-237-7993

Attention: Pam Zarter

complex—credits—oshkosh@usbank.com

U.S. Bank Complex Credits

400 City Center

Oshkosh, WI 54901

Tel: 920-237-7604

Fax: 920-237-7993

Attention: Connie Sweeney

connie.sweeny@usbank.com

$40,000,000 WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:/s/ David J. Bendel

Name: Title:	David J. Bendel Vice President

Financial Institutions Division

MAC N9305-075
90 South 7th Street
Minneapolis, MN 55402
Fax: 612-667-7251

David.j.bendel@wellsfargo.com

Attention: David J. Bendel

$25,000,000 BANCA MONTE DEI PASCHI DI SIENA S.P.A., as a Bank

By:/s/ Renato Bassi

Name: Title:	Renato Bassi S.V.P. & GM

By:/s/ Brian R. Landy
Name: Brian R. Landy
Title: V.P.
55 East 59th Street

New York, NY 10022

Fax: 212-891-3661
nicolas.kanaris@banca.mps.it
Attention: Nicolas Kanaris

$25,000,000	BANK HAPOALIM, as a Bank
By:/s/ Charles McLaughlin

	Name: Title:	Charles McLaughlin Senior Vice President

By:/s/ Helen Gateson
Name: Helen Gateson
Title: Vice President
1177 Avenue of the Americas

New York, NY 10036

Fax: 212-782-2382
e-mail: cmclaughlin@hapoalimusa.com
Att: Charles McLaughlin

$25,000,000 BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as a Bank

By:/s/ Shelley He

Name: Title:	Shelley He Deputy General Manager

One Exchange Plaza/55 Broadway, 31st Floor

New York, NY 10006-3008
Fax: (212) 376-8089
Email: helenlui@bocomny.com

elainedeng@bocomny.com

Attention: Helen Lui/Elaine Deng

$20,000,000 BROWN BROTHERS HARRIMAN & CO., as a Bank

By:/s/ Ann L. Hobart

Name: Title:	Ann L. Hobart Sr. Vice President

140	Broadway

New York, New York 10005
Fax: (212) 493-8065

Ann.hobart.bbh.com

Attention: Antoinette Cleary

$15,000,000 THE BANK OF EAST ASIA, LIMITED, as a Bank

By:/s/ Kenneth Pettis

Name: Title:	Kenneth Pettis Senior Vice President

By:/s/ Kitty Sin
Name: Kitty Sin
Title: Senior Vice President
202 Canal Street

New York, NY 10013

Fax: (212) 219-3188
nyloan@hkbea-us.com
Attn: Anna Moy